Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

PAR TECHNOLOGY CORPORATION,

PARTECH, INC.,

SLIVER MERGER SUB, INC.,

PUNCHH INC.

and

FORTIS ADVISORS LLC

Dated as of April 8, 2021

i

TABLE OF CONTENTS
(Continued)
ii

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Stockholder Consent and Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Surviving Corporation Certificate of Incorporation
Exhibit E	Form of Surviving Corporation Bylaws
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Investor Questionnaire
Exhibit H	Form of Restricted Covenant Agreement
Exhibit I	Form of Amendment to Stock Option Agreement
Exhibit J	Form of Representation Letter

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2021 (the “Agreement Date”), is between PAR Technology Corporation, a Delaware corporation (“Parent”), ParTech, Inc., a New York corporation (the “Acquiror”), Sliver Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”), Punchh Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial Stockholder Representative hereunder.

RECITALS

A.          The Boards of Directors of each of the Acquiror, the Company and Sub have (i) determined that this Agreement and the transactions contemplated thereby including the merger of Sub with and into the Company (the “Merger”) are advisable and fair to, and in the best interests of, their respective stockholders, (ii) approved, adopted and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), (iii) directed that the adoption of this Agreement be submitted to their respective stockholders and (iv) recommended the adoption of this Agreement and the approval of the Merger by their respective stockholders.

B.          As promptly as practicable following the execution and delivery of this Agreement, it is expected that the holders of at least 82% (calculated on an as-converted to Company Common Stock basis) of the issued and outstanding (i) shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (ii) shares of the Company Preferred Stock, (iii) Vested Options and (iv) In-the-Money Warrants (collectively, the “Requisite Holders” (provided, that the Stockholders included in the Requisite Holders will include the holders of (a) at least a majority of the outstanding shares of Company Common Stock and (b) at least a majority of the outstanding shares of Company Preferred Stock)) will deliver the Stockholder Consent and Agreement.

C.          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and the Acquiror to enter into this Agreement, certain key employees have entered into restrictive covenant agreements (the “Restrictive Covenant Agreements”), in substantially the form attached hereto as Exhibit H, the effectiveness of which is conditioned upon the Closing.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Accredited Investor” means an “accredited investor” as defined in Rule 501 promulgated under the rules and regulations of the Securities Exchange Act of 1934, as amended.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Consideration” means the aggregate amount of cash, if any, payable to the Stockholders, holders of Vested Options and holders of In-the-Money Warrants by the Acquiror as the Net Adjustment Amount pursuant to Section 2.14(f)(ii)(B).

“Additional Per Share Consideration” means an amount, if any, equal to the quotient of (i) the Additional Consideration divided by (ii) the number of Fully Diluted Common Shares.

“Adjustment Escrow Amount” means $1,700,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or foreign Law).

“Aggregate In-the-Money Warrant Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all In-the-Money Warrants outstanding as of immediately prior to the Effective Time.

“Aggregate Share Consideration Value” means $110,000,000.

“Aggregate Vested Option Exercise Price” means the aggregate cash exercise prices payable upon the exercise in full of all Vested Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means the Stockholder Consent and Agreement, the Escrow Agreement, the Letters of Transmittal, the Investor Questionnaires, the Restrictive Covenant Agreements, the Letter of Undertaking and the certificated delivered pursuant to Section 2.12(b)(v).

“Applicable Accounting Principles” means GAAP applied on a basis consistent with the preparation of the Balance Sheet; provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail and such calculations shall be subject to such differences in accounting principles, policies and procedures as are set forth on Schedule 1.1(b) of the Disclosure Schedules.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof.  Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) Mar. 27, 2020), the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder relating to COVID-19.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries and (ii) any amounts relating to Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP.

“Cash Percentage” means the Closing Date Per Share Cash Consideration divided by the Closing Date Per Share Consideration Cash Value (represented as a percentage).

“Closing Date Cash Consideration” means (i) $390,000,000, plus (ii) the Estimated Cash, plus (iii) the Estimated Working Capital Overage, if any, plus (iv) the Aggregate Vested Option Exercise Price, plus (v) the Aggregate In-the-Money Warrant Exercise Price, plus (vi) the Employee Loan Amount minus (vii) the Estimated Indebtedness, minus (viii) the Estimated Working Capital Underage, if any, minus (ix) the Estimated Transaction Expenses.

“Closing Date Consideration” means (i) the Closing Date Cash Consideration, plus (ii) the Share Consideration.

“Closing Date Per Share Cash Consideration” means an amount, if any, set forth on the Merger Consideration Schedule equal to the quotient of (i) the Closing Date Cash Consideration, divided by (ii) the number of Fully Diluted Common Shares.

“Closing Date Per Share Consideration” means the Closing Date Per Share Cash Consideration, plus the Closing Date Per Share Equity Consideration.

“Closing Date Per Share Consideration Cash Value” means (i) the Closing Date Per Share Cash Consideration plus (ii)(A) the Closing Date Per Share Equity Consideration multiplied by (B) the Parent Share Value.

“Closing Date Per Share Equity Consideration” means an amount of the Share Consideration set forth on the Merger Consideration Schedule equal to the quotient of (i) the Share Consideration, divided by (ii) the number of Fully Diluted Common Shares.

“Closing Working Capital Overage” shall mean the amount, if any, by which the Closing Net Working Capital is greater than Target Net Working Capital.  If the Closing Net Working Capital is equal to or lower than Target Net Working Capital, then Closing Working Capital Overage shall be zero.

“Closing Working Capital Underage” shall mean the amount, if any, by which the Closing Net Working Capital is less than Target Net Working Capital.  If the Closing Net Working Capital is equal to or greater than Target Net Working Capital, then Closing Working Capital Underage shall be zero.

“Company Charter” means the Restated Certificate of Incorporation of the Company, as amended from time to time.

“Company Option” means each outstanding option or right to purchase Shares issued under the Company Option Plans.

“Company Option Plans” means the Punchh Inc. 2010 Equity Incentive Plan and Punchh Inc. 2020 Equity Incentive Plan.

“Company Preferred Stock” means, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Company Products” means all products, services and Technology offerings (including Website, mobile and tablet applications, and customer and end user interfaces) owned, marketed, distributed, licensed or sold by the Company.

“Company Warrants” means warrants to purchase Shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

“Contract” means any binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Financial Assistance Program” means any financial assistance program implemented by any Governmental Authority in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof), including the Families First Act, the CARES Act and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and subsequent guidance issued in respect thereof, and any other similar or additional federal, state, local, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act, the Occupational Safety and Health Administration and the Center for Disease Control and Prevention guidelines and requirements, such as social distancing, cleaning, and other similar or related measures.

“Dissenting Shares Amount” means (a) the aggregate number of Dissenting Shares that are Company Common Stock multiplied by (b) the Closing Date Per Share Cash Consideration.

“Employee Loan Amount” means the principal and interest outstanding under that certain Secured Partial Recourse Promissory Note by and between the Company and Shyam Rao, as amended from time to time.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Acquiror, the Stockholder Representative and the Escrow Agent, substantially in the form attached as Exhibit C hereto.

“Estimated Working Capital Overage” shall mean the amount, if any, by which the Estimated Net Working Capital is greater than Target Net Working Capital.  If the Estimated Net Working Capital is equal to or lower than Target Net Working Capital, then Estimated Working Capital Overage shall be zero.

“Estimated Working Capital Underage” shall mean the amount, if any, by which the Estimated Net Working Capital is less than Target Net Working Capital.  If the Estimated Net Working Capital is equal to or greater than Net Working Capital, then Estimated Working Capital Underage shall be zero.

“Exchange Ratio” shall mean a fraction (i) the numerator of which shall be the Closing Date Per Share Consideration Cash Value, and (ii) the denominator of which shall be the Parent Share Value.

“Fraud” means common law fraud under Delaware law committed by a Person making a representation or warranty contained in this Agreement or the Ancillary Agreements with the intent to deceive; provided, that (a) at the time of the applicable misrepresentation or omission, the Person making such misrepresentation or omission had knowledge of the inaccuracy of such misrepresentation or omission and (b) the Person to whom the representation or omission was made acted in reliance on such misrepresentation or omission and suffered financial injury as a result of such inaccuracy.

“Fully Diluted Common Shares” means (i) the aggregate number of Shares of Company Common Stock (other than Treasury Shares, but including Shares of Company Common Stock issued in connection with the Preferred Stock Conversion) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares of Company Common Stock issuable upon the exercise of all Vested Options and In-the-Money Warrants as of immediately prior to the Effective Time.

“Fund Transferee” means, if the Stockholder is a partnership, corporation or limited liability company, its partners, stockholders or members.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials, mold, and petroleum and petroleum products or any fraction thereof.

“In-the-Money Option” means a Company Option having a per Share exercise price or purchase price less than an amount equal to (x) the Closing Date Per Share Cash Consideration plus (y) the value of the Closing Date Per Share Equity Consideration (based on the Parent Share Value).

“In-the-Money Warrant” means a Company Warrant that has an exercise price below an amount equal to (x) the Closing Date Per Share Cash Consideration plus (y) the value of the Closing Date Per Share Equity Consideration (based on the Parent Share Value).

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of, accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries (including any PPP Loan), (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under finance leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP (excluding obligations under leases for Leased Real Property entered into in the ordinary course of business); (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions (excluding deferred revenue); (iv) all liabilities with respect to any vested and accrued but unpaid bonuses for the prior fiscal year, and any severance, termination payments, earned and unpaid commissions or deferred compensation payable prior to, or due to any terminations prior to the Effective Time (to the extent not otherwise taken into account in the calculation of Net Working Capital) with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing, in each case, to the extent not otherwise taken into account in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.14; (v) unpaid management fees; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; (vii) all unpaid Pre-Closing Taxes excluding any sales and use Tax and other similar Tax liabilities; (viii) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company or any of its Subsidiaries has elected to defer pursuant to Section 2302 of the CARES Act or other applicable Law, to the extent not included in the calculation of Closing Net Working Capital as finally determined pursuant to Section 2.14; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; and (x) the items set forth Schedule 1.1(c) of the Disclosure Schedules.  For the avoidance of doubt, Indebtedness shall exclude any Transaction Expenses.

“Indemnified Taxes” means, without duplication and to the extent not otherwise taken into account in the calculation of Closing Indebtedness or Closing Net Working Capital as finally determined pursuant to Section 2.14, (i) all Pre-Closing Taxes, (ii) any and all Taxes of any Affiliated Group of which the Company or the Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (iii) reasonable out-of-pocket and third-party costs and expenses associated with preparing and filing any Tax Return of the Companies and the Subsidiaries with respect to any Pre-Closing Tax Period (and such costs and expenses of any Tax Return allocable to the portion of any Straddle Period ending on or before the Closing Date), and (iv) any amount that would have been described in clauses (i) – (iv) of this definition but for the provisions of any COVID-19 Financial Assistance Program and any overpayment or deemed overpayment of subsidies or other amounts pursuant to any COVID-19 Financial Assistance Program.  Notwithstanding the foregoing, “Indemnified Taxes” shall exclude any sales and use Tax and other similar Tax liabilities.

“Indemnity Escrow Amount” means $2,500,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Indemnity Pro Rata Share” means, with respect to each Seller Indemnifying Party, a fraction, the numerator of which is the sum of the aggregate amount of cash, shares of Parent Common Stock (each valued at the Parent Effective Date Share Value) and Converted Vested Options (each valued at the Parent Effective Date Share Value minus the applicable exercise price for such Converted Vested Option after such conversion) that such Seller Indemnifying Party is entitled to be paid or issued pursuant to Section 2.7, Section 2.9(a) and Section 2.10 and the denominator of which is the aggregate amount of cash, shares of Parent Common Stock (each valued at the Parent Effective Date Share Value) and Converted Vested Options (each valued at the Parent Closing Share Value minus the applicable exercise price for such Converted Vested Option after such conversion) that all Seller Indemnifying Parties are entitled to be paid or issued pursuant to Section 2.7, Section 2.9(a) and Section 2.10 as set forth in the Merger Consideration Schedule.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, social media accounts, social media handles, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, Technology, product roadmaps, business plans, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“knowledge,” with respect to the Company, means the knowledge of the Persons listed on Schedule 1.1(a) of the Disclosure Schedules, and such knowledge as would be imputed to such Persons upon reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

“Merger Consideration” means (i) the Closing Date Consideration, plus (ii) any Additional Consideration.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries, minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles and the example calculation set forth on Schedule 1.1(d) of the Disclosure Schedules (including the “diligence adjustments” included therein); provided, however, for the avoidance of doubt, Net Working Capital shall exclude (x) any amounts relating to or included in Cash, Indebtedness, Transaction Expenses or Taxes (including current or deferred) to the extent such amounts are reflected in the calculation of the Merger Consideration (to avoid any double-counting with any other adjustments), (y) any deferred revenue and (z) any accounts receivable associated with deferred revenue for subscription services.

“Out-of-the-Money Warrant” means a Company Warrant that is not an In-the-Money Warrant as of immediately prior to the Effective Time.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent Common Stock” means the common stock, $0.02 par value per share, of Parent.

“Parent Closing Share Value” means $62.32.

“Parent Effective Date Share Value” means the trading price of one share of Parent Common Stock measured as of the close of the trading day immediately preceding the date that the initial Form S-3 becomes effective.

“Parent Share Value” means $69.00.

“Permitted Transfer” means a transfer to (i) an Affiliate of a Stockholder or holder of In-the-Money Warrants, (ii) if the Stockholder or holder of In-the-Money Warrants is an individual, to an immediate family member or trust for the benefit of such Stockholder or holder of In-the-Money Warrant or one or more of such holders’ immediate family members, (iii) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law or (iv) to a Fund Transferee, in each case, to the extent such Person has delivered to Parent an Investor Questionnaire and executed an undertaking with Parent agreeing to be bound by Section 5.3 (and any such transferee of shares is referred to as a “Permitted Transferee”).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Potential 280G Benefits” means any potential payments or benefits that may be made or provided to any Person who, with respect to the Company, is or may reasonably be determined to be a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement which could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

“PPP Loan” means the loan disbursed to the Company in connection with the “Paycheck Protection Program,” as established by section 1102 of the CARES Act, pursuant to that certain U.S. Small Business Administration Paycheck Protection Program Note dated as of April 22, 2020 made by the Company in favor of Silicon Valley Bank in the principal amount of $3,314,627.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) of, or imposed on, the Company or any of its Subsidiaries for each Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, including any Taxes arising by reason of Code Section 965 regardless of whether an election under Code Section 965(h) has been made, (ii) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law and (iii) any deferral of payroll tax.

“Pro Rata Share” means, with respect to each Seller Indemnifying Party, a fraction, the numerator of which is the sum of the aggregate amount of cash, Parent Common Stock (valued at the Parent Closing Share Value) and Converted Vested Options (each valued at the Parent Closing Share Value minus the applicable exercise price for such Converted Vested Option after such conversion) that such Seller Indemnifying Party is entitled to be paid or issued pursuant to Section 2.7, Section 2.9(a) and Section 2.10 and the denominator of which is the aggregate amount of cash, Parent Common Stock (valued at the Parent Closing Share Value) and Converted Vested Options (each valued at the Parent Closing Share Value minus the applicable exercise price for such Converted Vested Option after such conversion) that all Seller Indemnifying Parties are entitled to be paid or issued pursuant to Section 2.7, Section 2.9(a) and Section 2.10 as set forth in the Merger Consideration Schedule.

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued by XL Insurance America, Inc. (and any excess policies related thereto) with respect to the representations and warranties of the Company under this Agreement purchased by the Acquiror in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.

“R&W Insurance Policy Cost” means the premium amount, excess commission payments and any other costs, fees or expenses (including surplus taxes, underwriting fees and fees of the broker, but excluding fees of Parent counsel) of or payable in connection with the R&W Insurance Policy.

“Registrable Securities” means the Share Consideration (and any securities issued in exchange or upon conversion of the Share Consideration, and any securities issued or issuable with respect to any securities described in this definition above by way of a dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) a Stockholder ceases to hold such securities, (ii) a Form S-3 covering the resale of such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective Form S-3, (iii) such securities shall be eligible to be transferred by a Stockholder pursuant to Rule 144 (or any successor provision) under the Securities Act without any time or volume limitations, or (iv) such securities cease to be outstanding.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.  Notwithstanding the foregoing, no non-controlled portfolio company of a venture capital fund that is a Stockholder of the Company shall be a Related Party.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because it is subject to restrictions or limitations on use or distribution either by contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers (excluding in all cases cash associated with deferred revenue, which shall not be considered Restricted Cash); provided, that Restricted Cash shall exclude up to $500,000 to the extent that such Cash and Cash equivalents are either (i) held in the form of deposits with landlords or (ii) held as restricted cash with respect to any Leased Real Property, in each case, in the ordinary course of business.

“Retention” means the retention amount under the R&W Insurance Policy.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Share Consideration” means a number of shares rounded up to the nearest whole number of the Parent Common Stock equal to (x) the Aggregate Share Consideration Value divided by (y) the Parent Share Value.

“Shares” means the shares of Company Common Stock and Company Preferred Stock.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Special Indemnity Escrow Amount” means $1,750,000.

“Special Indemnity Escrow Fund” means the Special Indemnity Escrow Amount deposited with the Escrow Agent, including any remaining interest or other amounts earned thereon.

“Stock Percentage” means (i)(A) the Closing Date Per Share Equity Consideration multiplied by (B) the Parent Share Value divided by (ii) the Closing Date Per Share Consideration Cash Value (represented as a percentage).

“Stockholder Consent and Agreement” means a written consent and agreement, which shall constitute the affirmative vote of Stockholders (i) representing a majority of the outstanding Shares and (ii) representing a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, approving and adopting this Agreement and the Merger in accordance with Sections 228 and 251 of the DGCL and, pursuant to which the required holders of Shares of the Company Preferred Stock under the Company Charter will irrevocably elect to convert all Shares of Company Preferred Stock into Company Common Stock effective as of immediately prior to the Effective Time in accordance with the Company Charter (the “Preferred Stock Conversion”) in the form attached as Exhibit A hereto.

“Stockholder Representative Holdback Amount” means $500,000.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital” means negative $1,000,000.

“Tax Return” means any return, declaration, report, claim for refund, information report, return statement or filing relating to Taxes made with a Governmental Authority in connection with the collection or imposition of any Taxes, including any schedule or attachment thereto and including any amendment thereof, including any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Code Sections 1471-1474 (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof).

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, abandoned and unclaimed property, customs, duties or other taxes, fees, assessments or charges in the nature of a tax (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax receivable, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Technology” means any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and Websites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

“Transaction Expenses” means, without duplication of any amounts included in the definition of Closing Indebtedness as finally determined pursuant to Section 2.14, the aggregate amount of any and all unpaid fees and expenses incurred or payable by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Stockholders that are required to be paid by the Company or any of its Subsidiaries) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements (including any process run by or on behalf of the Company in connection with such transaction) or the performance or consummation of the transactions contemplated hereby or thereby, including, without duplication, in each case solely to the extent unpaid, (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (iii) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith (other than any “double trigger,” contingent or similar amounts payable to any employee in connection with a subsequent termination or continued employment or engagement by the Company or one of its Subsidiaries (including the Surviving Corporation) of such employee after the Closing); (iv) 50% of the Transfer Taxes; (v) 50% of the R&W Insurance Policy Cost (provided, that this clause (v) shall not exceed $2,000,000); (vi) 50% of the filing fees paid by Parent or its Affiliates in connection with the filing of the application under the HSR Act in connection with the transactions contemplated by this Agreement; and (vii) the cost of the D&O Tail.

“Treasury Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unaccredited Investor” means any Stockholder, holder of Vested Options or holder of In-the-Money Warrants that is not an Accredited Investor.

“Unvested Option” means a Company Option that is not a Vested Option as of immediately prior to the Effective Time.

“Vested Cash-Out Options” means, with respect to any Vested Option, the portion of such Vested Option exercisable for a number of shares of Company Common Stock equal to (x) the aggregate number of shares of Company Common Stock for which such Vested Option is exercisable multiplied by (y) the Cash Percentage.

“Vested Option” means an In-the-Money Option that is vested as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Company Option triggered by the transactions contemplated by this Agreement).

“Vested Rollover Options” means, with respect to any Vested Option, the portion of such Vested Option exercisable for a number of shares of Company Common Stock equal to (x) the aggregate number of shares of Company Common Stock for which such Vested Option is exercisable multiplied by (y) the Stock Percentage.

“Websites” means all Internet websites, owned, operated or hosted by or on behalf of the Company or any of its Subsidiaries.

Section 1.2           Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

401(k) Plan	2.12(b)(vi)
Acquiror	Preamble
Acquiror Indemnifying Parties	6.3
Advisory Group	2.17(e)
Aggregate Unaccredited Cash Consideration	2.18
Agreement	Preamble
Agreement Date	Preamble
Balance Sheet	3.6(b)
Bankruptcy and Equity Exception	3.2(a)
Basket	6.5(a)
Business IP	3.14(c)
Cancelled Shares	2.7(d)
Carta	2.11(b)
Certificate of Merger	2.2(b)
Certificates	2.11(b)
Chosen Courts	7.11
Claim Notice	6.4(a)
Closing	2.2(a)
Closing Cash	2.14(a)
Closing Date	2.2(a)
Closing Indebtedness	2.14(a)
Closing Net Working Capital	2.14(a)
Closing Transaction Expenses	2.14(a)
Code	3.10(b)
Company	Preamble
Company Common Stock	Recitals
Company Registered IP	3.14(e)
Confidentiality Agreement	5.2
Continuing Employees	5.5(a)
Converted Unvested Options	2.9(b)

Converted Vested Options	2.9(a)
Copyrights	1.1
D&O Tail	5.5(e)
De Minimis Claim	6.5(a)
Debt Payoff Letter	2.12(b)(iii)
DGCL	Recitals
Direct Claim	6.4(c)
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
ERISA	3.10(a)(i)
Estimated Cash	2.13
Estimated Indebtedness	2.13
Estimated Net Working Capital	2.12
Estimated Transaction Expenses	2.13
Exchange Act	4.4(a)
Exchange Agent	2.11(a)
Fenwick	7.18
Filing Date	5.3(a)
Final Closing Statement	2.14(a)
Financial Statements	3.6(a)
Form S-3	5.3(a)
Fundamental Representations	6.1(a)(i)
General Cap	6.5(b)
HSR Act	3.3(b)
Indemnification Cap	6.5(c)
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Independent Accounting Firm	2.14(c)
Interim Financial Statements	3.6(a)
Investor Questionnaire	2.11(c)
IRS	3.10(b)
JPM	3.24
Letter of Transmittal	2.11(c)
Letter of Undertaking	2.12(b)(x)
Losses	6.2
Majority Holders	2.17(c)
Marks	1.1
Material Contracts	3.17(a)
Merger	Recitals
Merger Consideration Schedule	2.13(b)
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Net Adjustment Amount	2.14(f)(i)
Notice of Disagreement	2.14(b)

Option Payment Amount	2.12(a)(iv)
Parent	Preamble
Parent SEC Documents	4.4(a)
Patents	1.1
Payoff Indebtedness	2.12(a)(v)
PCI DSS	3.20(e)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Permitted Transferee	1.1
Personal Information	3.20(a)
Plans	3.10(a)(iv)
Preferred Stock Conversion	1.1
Preliminary Closing Balance Sheet	2.13
Privacy Laws	3.20(a)
Requisite Holders	Recitals
Restrictive Covenant Agreements	Recitals
Seller Indemnifying Parties	6.2
Significant Customer	3.21(a)
Significant Supplier	3.21(b)
Stockholder	2.11(a)
Stockholder Representative	2.17(a)
Stockholder Representative Engagement Agreement	2.17(e)
Stockholder Representative Expenses	2.17(e)
Stockholder Representative Group	2.17(e)
Sub	Preamble
Surviving Corporation	2.1
Tax Contest	5.4(g)
Third Party Claim	6.4(a)
Trade Secrets	1.1
Transaction Expenses Payoff Instructions	2.12(b)(iv)
Transfer Taxes	5.4(b)
VDA	5.4(e)

ARTICLE II
THE MERGER

Section 2.1           The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DGCL, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (thereinafter, the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2           Closing; Effective Time.

(a)          The closing of the Merger (the “Closing”) shall be held via electronic exchange of documents on the date hereof promptly following the delivery of the Stockholder Consent and Agreement executed by the Requisite Holders in accordance with Section 5.1, or at such other place or at such other time or on such other date as the parties mutually may agree in writing.  The day on which the Closing actually takes place is referred to as the “Closing Date.”

(b)          As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit B hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3           Effects of the Merger.  The Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL.

Section 2.4           Certificate of Incorporation and Bylaws.

(a)          At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so that it reads in its entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)          At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended so that they read in their entirety as set forth in Exhibit E hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended and restated in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5           Directors; Officers.  The parties to this Agreement shall take all actions necessary so that from and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6           Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7           Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Acquiror, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:

(a)          Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, at the times specified in this Agreement, (i) the Closing Date Per Share Consideration, plus (ii) (when and if payable) the Additional Per Share Consideration, in each case, without interest;

(b)          Each Share that is owned by Parent, the Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c)          Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (such Shares, the “Treasury Shares” and together with the Shares described in Section 2.7(b), the “Cancelled Shares”); and

(d)          Each share of common stock, par value $0.0001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.8           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto and who is entitled to demand and has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if he, she or it had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7(a), without interest.  The Company shall give the Acquiror (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL.  The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9           Company Options.

(a)          At the Effective Time, each (i) Vested Cash-Out Option outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into and become a right to receive at the times specified in this Agreement from the Surviving Corporation cash in an amount equal to (A) the number of shares of Company Common Stock for which such Vested Cash-Out Option is exercisable multiplied by (B) the excess of the Closing Date Per Share Consideration Cash Value, if any, over the per share exercise price of such Vested Cash-Out Option, in all instances less any applicable Taxes deducted or withheld pursuant to Section 2.16 and (ii) Vested Rollover Option outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into and become a right to receive at the times specified in this Agreement from the Surviving Corporation an option to purchase the number of shares of the Parent Common Stock equal to the product of (A) the number of Shares of Company Common Stock for which such Vested Rollover Option is exercisable prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share, with such conversion effected through Parent assuming such Vested Rollover Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Vested Rollover Option is evidenced (the “Converted Vested Options”).  All such portions of the Vested Rollover Options shall be assumed by Parent and all rights thereunder shall thereupon be converted into rights with respect to the Parent Common Stock.  Such assumed Vested Rollover Options shall otherwise be subject to the same terms and conditions applicable to the corresponding Vested Rollover Options under the applicable Company Option Plan and the stock option agreements evidencing grants thereunder, including vesting terms, except that all references to the Company shall be to Parent.  The per share exercise price of each Converted Vested Option shall be equal to (x) the per share exercise price of the Vested Rollover Options from which it was converted divided by (y) the Exchange Ratio, rounded up the nearest whole cent.  Prior to the Effective Time, the Company shall pass such resolutions and take such other actions as are necessary so as to cause the treatment of the Company Options as set forth in this Section 2.9.  The assumption by Parent of the specified portion of the Vested Rollover Options shall be conducted such that each Vested Rollover Options that was an incentive stock option prior to the Effective Time remains an incentive stock option following the consummation of the transactions contemplated by this Agreement and the assumption by the Acquiror.  Notwithstanding anything to the contrary set forth herein, Parent and the Acquiror shall withhold from any amounts otherwise payable to a Seller Indemnifying Party pursuant to this Section 2.9(a) such Seller Indemnifying Party’s Pro Rata Share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Stockholder Representative Holdback Amount.  The holder of a Vested Option shall also be entitled to receive (when and if payable) cash in an amount equal to the number of shares of Company Common Stock for which such Vested Option is exercisable multiplied by the Additional Per Share Consideration, if any, in all instances less any applicable Taxes deducted or withheld pursuant to Section 2.16.

(b)          At the Effective Time, to the extent not prohibited by applicable Law, each Unvested Option shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into and become an option to purchase shares of the Parent Common Stock.  All Unvested Options shall be assumed by Parent and all rights thereunder shall thereupon be converted into that number of shares of the Parent Common Stock equal to the product of (A) the number of Shares of Company Common Stock for which such Unvested Option is exercisable multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share, with such conversion effected through Parent assuming such Unvested Option in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such Unvested Option is evidenced (the “Converted Unvested Options”).  Such Unvested Options shall otherwise be subject to the same terms and conditions applicable to the corresponding Unvested Options under the applicable Company Option Plan and the stock option agreements evidencing grants thereunder, including vesting terms, except that all references to the Company shall be to Parent.  Prior to the Effective Time, the Company shall pass such resolutions and take such other actions as are necessary so as to cause the treatment of the Company Options as set forth in this Section 2.9. The per share exercise price of each Converted Unvested Option shall be equal to (x) the per share exercise price of the Unvested Option from which it was converted divided by (y) the Exchange Ratio, rounded up to the nearest whole cent.  The assumption by Parent of the Unvested Options shall be conducted such that each Unvested Option that was an incentive stock option prior to the Effective Time remains an incentive stock option following the consummation of the transactions contemplated by this Agreement and the assumption by the Acquiror.

(c)          At or prior to the Effective Time, the Acquiror shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of each partially assumed Vested Option and each assumed Unvested Option pursuant to this Section 2.9.  With respect to the partially assumed Vested Options and assumed Unvested Options, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Common Stock issuable pursuant to the exercise of such assumed Vested Options and assumed Unvested Options as promptly as reasonably practical following the Closing and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 at all times during which any such assumed Company Options remain outstanding.

Section 2.10         Company Warrants.  At the Effective Time, each In-the-Money Warrant outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted automatically into and become a right to receive at the times specified in this Agreement from the Surviving Corporation (a) cash in an amount equal to (i) the number of shares of Company Common Stock for which such In-the-Money Warrant is exercisable multiplied by (ii) the excess of the Closing Date Per Share Cash Consideration, if any, over the per share exercise price of such In-the-Money Warrant, plus (b) a number of shares of the Parent Common Stock equal to (i) the number of shares of Company Common Stock for which such In-the-Money Warrant is exercisable multiplied by (ii) an amount equal to (x) the Closing Date Per Share Equity Consideration multiplied by (y) an amount equal to (1) the value of the Closing Date Per Share Equity Consideration (based on the Parent Share Value), minus the excess of the per share exercise price of such In-the-Money Warrant, if any, over the Closing Date Per Share Cash Consideration divided by (2) the value of the Closing Date Per Share Equity Consideration (based on the Parent Share Value), plus (c) (when and if payable) cash in an amount equal to (i) the number of shares of Company Common Stock for which such In-the-Money Warrant is exercisable multiplied by (ii) the Additional Per Share Consideration, if any, in all instances less any applicable Taxes deducted or withheld pursuant to Section 2.16.  The amounts described in this Section 2.10 shall be deemed to have been paid in full satisfaction of all rights pertaining to such In-the-Money Warrants.

Section 2.11         Payment for Shares, Company Options and Company Warrants.

(a)          Notwithstanding anything to the contrary set forth herein, Parent and the Acquiror shall withhold from the consideration otherwise payable to the Seller Indemnifying Parties pursuant to this Agreement (including Section 2.7, Section 2.9(a) and Section 2.10) each Seller Indemnifying Party’s Pro Rata Share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Stockholder Representative Holdback Amount.

(b)          The Company has appointed ComputerShare to act as exchange agent in connection with the Merger (the “Exchange Agent”) pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.11.  Immediately following the Effective Time, the Acquiror and Parent shall, or shall cause the Surviving Corporation, to deposit with the Exchange Agent, for the benefit of holders of Shares (each, a “Stockholder”) and In-the-Money Warrants, (A) cash in an amount equal to the aggregate amount of cash payable to the Stockholders and holders of In-the- Money Warrants under Section 2.7 and Section 2.10 less (x) the Dissenting Shares Amounts, (y) such Stockholders’ and holders’ of In-the-Money Warrants aggregate Pro Rata Share of the Adjustment Escrow Amount, Indemnity Escrow Amount, Special Indemnity Escrow Amount and Stockholder Representative Holdback Amount and (z) the Employee Loan Amount, by wire transfer of immediately available funds to such account or accounts designated in writing by the Exchange Agent and (B) book-entry shares representing the full amount of Share Consideration to be issued to the Stockholders and holder of In-the-Money Warrants less any Share Consideration attributed to the Dissenting Shares; provided, that the Acquiror and Parent shall thereafter promptly deposit with the Exchange Agent any portion of the Merger Consideration that may become due with respect to Dissenting Shares as specified in Section 2.8.  All cash funds shall be invested as directed by the Acquiror or the Surviving Corporation, as the case may be, pending payment thereof by the Exchange Agent to the Stockholders.  Earnings from such investments shall be the sole and exclusive property of the Acquiror or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Stockholders.

(c)          On the Closing Date, the Company shall deliver written instructions to its transfer agent eShares, Inc., d/b/a Carta, Inc. (“Carta”), with a copy to the Acquiror, directing Carta to (i) cancel all book-entry entitlements in the form of electronic stock certificates on the Carta electronic capitalization management system existing prior to the Closing Date representing issued and outstanding Shares (the “Certificates”), effective as of the Effective Time and (ii) deliver to the Acquiror and the Exchange Agent, as promptly as practicable, but in no event later than one Business Day after the Effective Time, written confirmation of such cancellation of all Certificates.

(d)          Following the Effective Time and upon delivery to the Exchange Agent of (x) a letter of transmittal substantially in the form set forth on Exhibit F (a “Letter of Transmittal”), duly executed, (y) a Stockholder Consent and Agreement, duly executed and (z) an investor questionnaire substantially in the form set forth on Exhibit G (an “Investor Questionnaire”), completed, duly executed and provided to the Acquiror or its agent or designee by the holder of such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable), (A) an amount in cash as set forth in the Merger Consideration Schedule and equal to (1) (w) the Closing Date Per Share Cash Consideration multiplied by (x) the number of Shares formerly represented by such Certificate minus (2) such holder’s Pro Rata Share of the Adjustment Escrow Amount, Indemnity Escrow Amount, the Special Indemnity Escrow Amount, the Stockholder Representative Holdback Amount and, with respect to Shyam Rao, the Employee Loan Amount and (B) subject to Section 2.11(f), an amount in Share Consideration as set forth in the Merger Consideration Schedule and equal to (y) the Closing Date Per Share Equity Consideration multiplied by (z) the number of Shares formerly represented by such Certificate, each without interest.  Each such holder shall also be entitled to their Pro Rata Share of the Adjustment Escrow Amount, Indemnity Escrow Amount, Special Indemnity Escrow Amount, Stockholder Representative Holdback Amount and any Additional Consideration as set forth in the Merger Consideration Schedule that may be payable in respect of the Shares formerly represented by such Certificate as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.

(e)          At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than one representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.11.

(f)          All cash paid and Parent Common Stock issued upon conversion of the Shares in accordance with the terms of this Article II and all cash deposited with the Escrow Agent and the Company pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(g)          [Reserved].

(h)          At any time following the date that is one year after the Effective Time, the Acquiror shall be entitled to require the Exchange Agent to deliver to it any cash and Parent Common Stock (including any interest or other income received with respect thereto) or Share Consideration that had been made available to the Exchange Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest; provided, that any such portion of the Merger Consideration payable from the Adjustment Escrow Fund, the Indemnity Escrow Fund or the Special Indemnity Escrow Fund shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein.  Notwithstanding anything to the contrary in this Section 2.11, to the fullest extent permitted by applicable Law, none of the Exchange Agent, Parent, the Acquiror or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)          Parent, the Acquiror, Sub, the Stockholder Representative and the Company agree that to avoid delay, expense, and administrative inconvenience, immediately following the Effective Time, Parent and the Acquiror will deposit with the Surviving Corporation, or otherwise reserve through its transfer agent, book-entry shares representing the full amount of Share Consideration to be issued to the holders of Vested Options and holders of In-the-Money Warrants, in each case, in accordance with the Merger Consideration Schedule.  As promptly as practicable after the Effective Time, the Surviving Corporation shall, in exchange for the Vested Options and the In-the-Money Warrants, make the cash payment and deliver (or cause to be delivered) the Share Consideration in respect of each such Vested Option or In-the-Money Warrant to which each holder thereof is entitled as specified in Section 2.9(a) or 2.10, respectively; provided, that the Acquiror, in its sole discretion, shall be permitted to make such cash payments utilizing the payroll system of the Company or any of its Subsidiaries in lieu of complying with Section 2.11(g).

(j)          Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Parent Common Stock shall be issued pursuant to Section 2.7, Section 2.9, Section 2.10 or this Section 2.11, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former Stockholder, holder of Vested Options or holder of In-the-Money Warrants who otherwise would be entitled to receive a fractional share of the Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of the Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all Shares, Vested Options or In-the-Money Warrants held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.7, Section 2.9 and Section 2.10 multiplied by (ii) the Parent Share Value.  The parties acknowledge that payment of cash in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained for consideration.

(k)          For the avoidance of doubt, prior to any issuance of the Parent Common Stock to any Stockholder, holder of Vested Options or holder of In-the-Money Warrants, such Stockholder, holder of Vested Options or holder of In-the-Money Warrants shall have delivered a completed and duly executed Investor Questionnaire to the Acquiror.

Section 2.12          Certain Deliveries.

(a)          Concurrently with the Effective Time, the Acquiror shall deliver, or cause to be delivered:

(i)          with the Escrow Agent for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount;

(ii)         with the Escrow Agent for deposit into the Indemnity Escrow Fund, the Indemnity Escrow Amount;

(iii)        with the Escrow Agent for deposit into the Special Indemnity Escrow Fund, the Special Indemnity Escrow Amount;

(iv)        with the Company, an amount necessary to make payment of the aggregate cash amounts due to holders of Vested Options pursuant to Section 2.9(a)(i);

(v)         on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(v) of the Disclosure Schedules (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(vi)        on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;

(vii)       to the Stockholder Representative, the Stockholder Representative Holdback Amount; and

(viii)      to the Stockholder Representative, an executed counterpart to the Escrow Agreement signed by the Acquiror.

(b)          At or prior to the Closing, the Company shall deliver, or cause to be delivered, to the Acquiror:

(i)          all third party consents set forth on Schedule 2.12(b)(i) of the Disclosure Schedules, in form and substance to the Acquiror in its sole discretion;

(ii)          letters of resignation from the officers or directors of the Company and each of its Subsidiaries, in form and substance satisfactory to the Acquiror;

(iii)        a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Acquiror (each such payoff letter, a “Debt Payoff Letter”);

(iv)         reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (and as of the Effective Time, the Surviving Corporation) (the “Transaction Expenses Payoff Instructions”);

(v)          a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code;

(vi)        evidence in form and substance satisfactory to the Acquiror that the Company has (A) duly adopted a unanimous written consent of the Board of Directors of the Company declaring that each Plan that includes a cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”) is terminated effective as of the day before the Closing Date and (B) made all employer and employee contributions to each 401(k) Plan so that no further contributions are due after the Closing Date;

(vii)       a duly executed Investor Questionnaire affirming his, her or its status as an Accredited Investor from Stockholders and holders of the In-the-Money Warrants who is a Requisite Holder;

(viii)      evidence in form and substance satisfactory to the Acquiror that all accounts or contracts between the Company or any of its Subsidiaries, on the one hand, and any Stockholder and its respective Affiliates, on the other hand, and, in each case, as set forth on Schedule 2.2(b)(viii) of the Disclosure Schedules, has been cancelled without any consideration or further liability to any party, effective as of immediately prior to the Closing;

(ix)        evidence that the Company and each holder of Unvested Options set forth on Schedule 2.2(b)(ix) of the Disclosure Schedules have entered into an Amendment to Stock Option Agreement in the form attached hereto as Exhibit I with respect to such Unvested Options;

(x)          an undertaking from the nominee shareholder of Punchh Tech India Private Limited, in form and substance satisfactory to the Acquiror, acknowledging and agreeing to take such actions as may be necessary or desirable to vest, perfect, confirm and transfer any and all right, title and interest in, to and under, the equity interests of Punchh Tech India Private Limited held by such nominee to a designee of the Acquiror (the “Letter of Undertaking”); and

(xi)        evidence, in form and substance satisfactory to Parent, that (i) all “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) have waived their rights to any Potential 280G Benefits absent approval of such benefits by the requisite Stockholders pursuant to Section 280G of the Code and the regulations thereunder and (ii) the Stockholders (A) have approved by the requisite vote any Potential 280G Benefits or (B) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that the “disqualified individuals” shall have forfeited any and all Potential 280G Benefits

(c)          All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.13         Closing Estimates and Merger Consideration Schedule.

(a)          Attached hereto as Schedule 2.13(a)(i) of the Disclosure Schedules is a written statement prepared by the Company that includes (i) a consolidated balance sheet of the Company and its Subsidiaries, including all notes thereto, as of immediately prior to the Closing (the “Preliminary Closing Balance Sheet”), (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) all Transaction Expenses (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of immediately prior to the Closing and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Closing Date Cash Consideration.  All such estimates shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.11 and shall not limit or otherwise affect the Acquiror’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Acquiror of the accuracy of the amounts reflected thereof.

(b)          Attached hereto as Schedule 2.13(b) of the Disclosure Schedules is a schedule prepared by the Company (the “Merger Consideration Schedule”) which identifies the Stockholders, holders of Vested Options and holders of In-the-Money Warrants as of immediately prior to the Effective Time and sets forth: (i) the number of outstanding Shares of Company Common Stock held by each such Stockholder as of the signing of this Merger Agreement and as of immediately prior to the Effective Time, (ii) the number of outstanding Shares of each series of Company Preferred Stock held by each such Stockholder as of the signing of this Merger Agreement and the number of Shares of Company Common Stock into which such Company Preferred Stock shall convert into immediately prior to the Effective Time in accordance with the Stockholder Consent and Agreement and the Company Charter, (iii) the number of Vested Options and In-the-Money Warrants held by each such holder, (iv) the allocation of the Closing Date Cash Consideration (including a calculation of the Closing Date Per Share Cash Consideration), the Share Consideration (including a calculation of the Closing Date Per Share Equity Consideration) and any cash in lieu of fractional shares amongst the Stockholders, holders of Vested Options and holders of In-the-Money Warrants, (v) the Pro Rata Share of each Seller Indemnifying Party, (vi) the allocation of the Adjustment Escrow Amount, the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Stockholder Representative Holdback Amount amongst the Seller Indemnifying Parties, (vii) the total number of Fully Diluted Common Shares, (viii) identification of the Unaccredited Investors, if any, and (ix) the allocation of the Aggregate Unaccredited Cash Consideration amongst each of the Unaccredited Investors and the allocation of Closing Date Per Share Equity Consideration that would be payable for each such Share, Vested Option or In-the-Money Warrant Beneficially Owned by each such Unaccredited Investor to the Shares, Vested Options and In-the-Money Warrants Beneficially Owned by the Accredited Investors, in each case, as and if applicable.  Notwithstanding anything to the contrary in this Article II, the Company and the Stockholder Representative agree and acknowledge that Parent and the Acquiror may rely on the Merger Consideration Schedule for purposes of calculating all payments to be made under this Article II with respect to the portion of the Merger Consideration to be delivered to all Stockholders, holders of Vested Options and holders of In-the-Money Warrants.

Section 2.14         Post-Closing Adjustment of Merger Consideration.

(a)          Within 90 days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Stockholder Representative (on behalf of the Stockholders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation of the actual (i) Net Working Capital (the “Closing Net Working Capital”), (ii) Indebtedness (the “Closing Indebtedness”), (iii) Cash (the “Closing Cash”), and (iv) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein).  Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles.

(b)          The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement.  The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.14(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.14.

(c)          During the 15‑day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Stockholder Representative and the Acquiror within such 15‑day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Acquiror agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  If the Stockholder Representative and the Acquiror have not resolved all such differences by the end of such 15‑day period, the Stockholder Representative and the Acquiror shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Stockholder Representative’s and the Acquiror’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Stockholder Representative and the Acquiror have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Independent Accounting Firm shall be PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Acquiror.  The Stockholder Representative and the Acquiror shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 7.10.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(d)          The costs of any dispute resolution pursuant to Section 2.14(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Stockholder Representative (on behalf of the Seller Indemnifying Parties) and the Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)          The Acquiror, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Merger Consideration contemplated by this Section 2.14 shall cause the Surviving Corporation to, afford the Stockholder Representative and its Representatives reasonable access(including remote access by way of a dataroom), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Surviving Corporation and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.14 (subject to any applicable COVID-19 Measures).  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.14; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)          The Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)          For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Working Capital Overage, minus the Estimated Working Capital Overage, minus (B) the Closing Working Capital Underage, minus the Estimated Working Capital Underage, plus (C) the Estimated Indebtedness, minus the Closing Indebtedness as finally determined pursuant to this Section 2.14, plus (D) the Closing Cash as finally determined pursuant to this Section 2.14, minus the Estimated Cash, plus (E) the Estimated Transaction Expenses, minus the Closing Transaction Expenses, as finally determined pursuant to this Section 2.14;

(ii)          If the Net Adjustment Amount is positive, the Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, (A) the Stockholder Representative and the Acquiror shall promptly deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, (B) the Acquiror shall pay the Net Adjustment Amount to (1) the Exchange Agent for delivery to the Stockholders (other than holders of any Dissenting Shares or Cancelled Shares) and holders of In-the-Money Warrants and (2) the Surviving Corporation for delivery to holders of Vested Options through the Surviving Corporation’s payroll system and (C) the Escrow Agent shall pay all funds in the Adjustment Escrow Fund to (1) the Exchange Agent for delivery to the Stockholders (other than holders of any Dissenting Shares or Cancelled Shares) and holders of In-the-Money Warrants and (2) the Surviving Corporation for delivery to holders of Vested Options through the Surviving Corporation’s payroll system.  Payment of such amounts to the Seller Indemnifying Parties shall be made pro rata in accordance with their respective Pro Rata Share; and

(iii)          If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Acquiror and the Stockholder Representative shall promptly deliver joint written notice to the Escrow Agent specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Adjustment Escrow Fund to the Acquiror in accordance with the terms of the Escrow Agreement.  If the Adjustment Escrow Fund is insufficient to cover the entire amount payable to the Acquiror pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to the Acquiror as provided in the Escrow Agreement, and the Acquiror may, in its sole discretion, deliver written notice to the Escrow Agent and the Stockholder Representative specifying the amount that has not been so paid, and the Escrow Agent shall pay such amount out of the Indemnity Escrow Fund to the Acquiror in accordance with the terms of the Escrow Agreement; provided, that the Seller Indemnifying Parties shall, severally and not jointly in accordance with their respective Indemnity Pro Rata Share and subject to the Indemnification Cap, remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of such deficiency.  In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to the Acquiror as provided herein, shall pay the remaining funds in the Adjustment Escrow Fund to (1) the Exchange Agent for delivery to the Stockholders (other than holders of any Dissenting Shares or Cancelled Shares) and holders of In-the-Money Warrants and (2) the Surviving Corporation for delivery to holders of Vested Options through the Surviving Corporation’s payroll system.  Payment of such amounts to the Seller Indemnifying Parties shall be made pro rata in accordance with their respective Pro Rata Share.

(g)          Payments in respect of Section 2.14(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.14 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date; provided, however, that any payments made to holders of Vested Options and holders of In-the-Money Warrants shall be made in accordance with Section 2.11(g).

Section 2.15         Stockholder Representative Holdback Amount.  The Stockholder Representative shall be entitled to distribute all or any portion of the amount remaining in the Stockholder Representative Holdback Amount (if any) to the Exchange Agent, Surviving Corporation and/or Parent, as applicable, for further distribution to the Seller Indemnifying Parties based on their respective Pro Rata Share from time to time in accordance with the Stockholder Representative Engagement Agreement.

Section 2.16         Withholding Rights.  Each of Parent, the Acquiror, the Surviving Corporation, the Escrow Agent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, the Acquiror, the Surviving Corporation, the Escrow Agent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.17         Stockholder Representative.

(a)          By the approval of this Agreement pursuant to the DGCL and the Stockholder Consent and Agreement, and without any further action of any other party, the Seller Indemnifying Parties irrevocably appoint and constitute Fortis Advisors LLC as the exclusive agent, proxy and attorney-in-fact, with full power of substitution, to act on behalf of the Seller Indemnifying Parties for certain limited purposes, as specified herein (the “Stockholder Representative”), including the full power and authority to act on the Stockholders’ behalf as provided in Section 2.17(b).  The Seller Indemnifying Parties, by approving this Agreement, further agree that such exclusive agency, proxy and attorney-in-fact, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative, except as provided in Section 2.17(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Seller Indemnifying Party and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Seller Indemnifying Party and (ii) shall survive the delivery of an assignment by any Seller Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Amount or Special Indemnity Escrow Amount.  All decisions, actions, consents and instructions by the Stockholder Representative under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement shall be binding upon all of the Seller Indemnifying Parties and their successors as if expressly confirmed and ratified in writing by the Seller Indemnifying Parties, and no Seller Indemnifying Party shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.  Parent, the Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of each Seller Indemnifying Party, and Parent, the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  The Stockholder Representative shall be entitled to: (i) rely upon the Merger Consideration Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party.

(b)          The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements (including pursuant to Section 2.14 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Section 2.14 and Article VI hereof); (iii) authorize receipt and disbursement to the Seller Indemnifying Parties any funds due to the Seller Indemnifying Parties under this Agreement or the Ancillary Agreements (including pursuant to Section 2.14 and Article VI hereof); (iv) withhold any amounts receivable by the Seller Indemnifying Parties under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Seller Indemnifying Parties or the Stockholder Representative in the performance of their duties hereunder (including pursuant to Section 2.14, Section 2.15 and Article VI hereof); (v) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements in its capacity as the Stockholder Representative; and (vi) take all other actions to be taken by or on behalf of the Seller Indemnifying Parties in connection with this Agreement (including pursuant to Section 2.14 and Article VI hereof), the Escrow Agreement, the Stockholder Representative Engagement Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Seller Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement, and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules.

(c)          The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Seller Indemnifying Parties holding an aggregate Pro Rata Share of over 50% (the “Majority Holders”), with the prior consent of the Acquiror, not to be unreasonably withheld.  In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders, with the prior consent of the Acquiror, not to be unreasonably withheld.  Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation; provided, that until such notice is received, Parent, the Acquiror, Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative as described in Section 2.17(a).  The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)          The Stockholder Representative shall be entitled to the Stockholder Representative Holdback Amount: (i) for reimbursement for all reasonable Stockholder Representative Expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement, and (ii) as otherwise determined by the Advisory Group; provided, that, other than the payment of the Stockholder Representative Holdback Amount paid on the Closing Date, neither Parent, the Acquiror nor the Company nor its Subsidiaries shall have any monetary obligation or liability to the Stockholder Representative.  The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Holdback Amount other than as a result of its gross negligence or willful misconduct.  The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Holdback Amount and has no tax reporting or income distribution obligations.  The Seller Indemnifying Parties will not receive any interest on the Stockholder Representative Holdback Amount and assign to the Stockholder Representative any such interest.  Subject to Advisory Group approval, the Stockholder Representative may contribute funds to the Stockholder Representative Holdback Amount from any consideration otherwise distributable to the Stockholders.  As soon as reasonably determined by the Stockholder Representative that the Stockholder Representative Holdback Amount is no longer required to be withheld, the Stockholder Representative shall distribute the remaining Stockholder Representative Holdback Amount (if any) to the Exchange Agent, the Surviving Corporation and/or Parent, as applicable, for further distribution to the Stockholders.

(e)          Certain Stockholders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement, the Exchange Agent Agreement and the Stockholder Representative Engagement Agreement (such Stockholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  As between the Stockholders and the Stockholder Representative, neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Stockholder Representative Engagement Agreement as Stockholder Representative, except to the extent such actions or omissions shall have been determined by a court of competent jurisdiction to constitute fraud, intentional misconduct or bad faith (it being understood any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of good faith).  The Stockholder Representative Group shall be entitled to be indemnified, defended and held harmless by the Seller Indemnifying Parties, severally and not jointly, against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Stockholder Representative Expenses”) incurred without fraud, intentional misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Stockholder Representative Engagement Agreement; provided, however, that no Seller Indemnifying Party shall be liable to the Stockholder Representative, together with any other amounts that such Seller Indemnifying Party is liable for to any other Person under this Agreement or the Ancillary Agreements, for any amount in excess of the portion of the Merger Consideration to which such Stockholder is entitled.  Such Stockholder Representative Expenses may be recovered first, from the Stockholder Representative Holdback Amount, second, from any distribution of the Indemnity Escrow Amount or Special Indemnity Escrow Amount otherwise distributable to the Seller Indemnifying Parties at the time of distribution, and third, directly from the Seller Indemnifying Parties.  The Seller Indemnifying Parties acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.  Parent, the Acquiror and Sub shall not be responsible for any decision, action, consent or instruction of the Stockholder Representative, and for avoidance of doubt, Parent, the Acquiror and Sub shall have no obligation or liability under this Section 2.17.

Section 2.18         Unaccredited Investors.  Notwithstanding anything contained herein to the contrary, for each such Share or In-the-Money Warrant Beneficially Owned by an Unaccredited Investor, if any, Parent and the Acquiror will cause to be deposited with (1) the Exchange Agent for further distribution to any such Stockholder or any holder of In-the-Money Warrants or (2) the Surviving Corporation for delivery to any such holder of In-the-Money Warrants through the Surviving Corporation’s payroll system, in each case, in accordance with the Merger Consideration Schedule, an amount in cash equal to the Closing Date Per Share Equity Consideration that would be payable for each such Share or In-the-Money Warrant Beneficially Owned by each such Unaccredited Investor, in each case, determined as (i) the number of shares of Parent Common Stock to be issued as the Closing Date Per Share Equity Consideration in respect of such Share or In-the-Money Warrant Beneficially Owned multiplied by (ii) the Parent Share Value (the aggregate cash amount payable under this Section 2.18, the “Aggregate Unaccredited Cash Consideration”), in lieu of and not in addition to the Closing Date Per Share Equity Consideration that would be payable for each such Share or In-the-Money Warrant Beneficially Owned by each such Unaccredited Investor.

Section 2.19         Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided that are based upon numbers of shares of any class or series (or the Parent Share Value therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent, the Acquiror and Sub as follows:

Section 3.1           Organization and Qualification.

(a)          Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          Each of the Company and its Subsidiaries’ certificates of incorporation, bylaws or similar organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(c)          The Company has heretofore furnished to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents), each as amended to date, of the Company and each of its Subsidiaries.  The minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Acquiror prior to the date hereof are true and complete.

Section 3.2           Authority.

(a)          The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to the approval and adoption of this Agreement by Stockholders (i) representing a majority of the outstanding Shares and (ii) representing a majority of the outstanding shares of Company Preferred Stock, voting as a separate class (which the Company acknowledges is to occur by execution of the Stockholder Consent and Agreement as promptly as practicable following the execution and delivery of this Agreement), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company.  Except for the approval and adoption of this Agreement by the Stockholders pursuant to the Stockholder Consent and Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.  The Stockholder Consent and Agreement provides that it will be irrevocable upon delivery.  The affirmative vote of Stockholders (i) representing a majority of the outstanding Shares and (ii) representing a majority of the outstanding shares of Company Preferred Stock, voting as a separate class, are the only votes of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and the execution of the Stockholder Consent and Agreement by Stockholders representing a majority of the outstanding Shares and a majority of the outstanding shares of Company Preferred Stock will constitute such approval.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(b)          The Board of Directors of the Company, either by written consent or at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3           No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)          conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)         conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii)        result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)          No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4           Capitalization.

(a)          Schedule 3.4(a)(i) of the Disclosure Schedules sets forth (i) as of the Agreement Date, a complete and accurate list of all authorized capital stock of the Company and all record and beneficial holders of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held and (ii) as of immediately prior to the Effective Time (giving effect to the Preferred Stock Conversion), a complete and accurate list of all authorized capital stock of the Company and all record and beneficial holders of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held.  Schedule 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.  Pursuant to the Stockholder Consent and Agreement, each issued and outstanding Share of the Company Preferred Stock will irrevocably elect to convert into Company Common Stock effective as of immediately prior to the Effective Time in accordance with the Company Charter as in effect on the date hereof.

(b)          Schedule 3.4(b) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Company Option or Company Warrant, together with the number of Company Options or Company Warrants thus held, the number of Shares under such Company Option or Company Warrant, and the relevant exercise price(s), vesting schedule(s), conversion right(s), and expiration date(s) thereof.

(c)          Except for the Shares and except as set forth in Schedule 3.4(a)(i) or (ii) or Schedule 3.4(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws.  Except as set forth in Schedule 3.4(b) of the Disclosure Schedules and except for rights granted to the Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  There are no voting trusts, proxies, or other agreements or understandings with respect to the equity securities of the Company or any of its Subsidiaries.  Except as set forth in Schedule 3.4 of the Disclosure Schedules, there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, first offer, preemptive rights, co-sale rights or “drag-along” rights) of any equity interest in the Company or any of its Subsidiaries.

(d)          The Merger Consideration Schedule is (i) true and complete and (ii) in accordance with the organizational documents of the Company and all applicable Laws.

Section 3.5           Equity Interests.  Except for the Subsidiaries listed on Schedule 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.  The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6           Financial Statements; No Undisclosed Liabilities.

(a)          True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2019, December 31, 2018, December 31, 2017, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at February 28, 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)          Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2020 attached as Schedule 3.6(b) of the Disclosure Schedules (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for (A) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law) or (B) are executory obligations under contracts incurred in the ordinary course of business consistent with past practice (none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of Law).

(c)          The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with customary accounting practice.  The Company and its Subsidiaries maintain reasonably proper and reasonably adequate internal accounting controls.  As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d)          The accounts receivable of the Company and its Subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business.  There has not been any material adverse change in the collectability of such accounts receivable during the past 12 months.  Schedule 3.6(d) of the Disclosure Schedules sets forth a list of all such accounts receivable that are more than 90 days past due as of the date of this Agreement, and of all such accounts receivable classified as doubtful accounts.  The Company and its Subsidiaries do not have any accounts receivable from any Person which is an affiliate of the Company or its Subsidiaries or from any equity holder, director, member, manager, officer or employee of the Company, its Subsidiaries or any affiliates thereof.  All accounts payable of the Company and its Subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business.  Since December 31, 2020, the Company and its Subsidiaries have paid all accounts payable in the ordinary course of its business.  The Company and its Subsidiaries do not have any accounts payable to any Person that is an Affiliate of the Company or from any equity holder, director, member, manager, officer or employee of the Company or of any of its Affiliates.

(e)          Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash were calculated in accordance with the Applicable Accounting Principles.

Section 3.7           Absence of Certain Changes or Events.  From the date of the Balance Sheet:  (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting, any of its material properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action set forth below:

(i)          declared, set aside, made or paid any non-Cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(ii)          authorized, or made any commitment with respect to, any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $200,000 for the Company or its Subsidiaries;

(iii)         increased the compensation payable or to become payable or the benefits provided to its directors, managers, officers, employees, consultants or advisors except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $150,000 in total annual cash compensation from the Company or any of its Subsidiaries, or granted any severance or termination payment to, or paid, loaned or advanced any amount to, any director, manager, officer employee, consultant or advisor of the Company or any of its Subsidiaries, or established, adopted, entered into or amended any Plan (other than ordinary offer letters, employment agreements, contractor agreements, or consulting agreements entered into with employees or other service providers of the Company below the level of director, in the ordinary course of business and consistent with past practice), or made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedules;

(iv)         made any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(v)          made, revoked or modified any Tax election, settle or compromise any Tax liability or file any Tax Return other than on a basis consistent with past practice;

(vi)         paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(vii)        cancelled, compromised, waived or released any right or claim other than in the ordinary course of business consistent with past practice;

(viii)       accelerated the collection of or discounted any accounts receivable, delayed the payment of accounts payable or deferred expenses, reduced inventories or otherwise increased cash on hand, except in the ordinary course of business consistent with past practice;

(ix)         commenced or settled any Action; or

(x)          announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing.

Section 3.8          Compliance with Law; Permits.

(a)          Each of the Company and its Subsidiaries is and has been in the last three years in compliance in all material respects with all Laws applicable to it.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received any written notice, order, complaint or other communication during the past three years, nor, to the knowledge of the Company, is there any basis for any notice, order, complaint or other communication, from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b)          Schedule 3.8 of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.  The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.  No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.  The Permits are in full force and effect and constitute all Permits required to permit the Company and its Subsidiaries to operate or conduct their businesses or hold any interest in their properties or assets except for such Permits, individually or in the aggregate, that would not be material to the business, properties or assets.

Section 3.9          Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries in regards to their actions as such, nor, to the knowledge of the Company, is there any basis for any such Action.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective material properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10         Employee Benefit Plans.

(a)          Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of:

(i)           all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retention, change in control, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries; provided, however, that, notwithstanding the foregoing, the Company shall not be required to list each individual offer letter or service provider agreement to the extent that such agreements are documented on a standard form of agreement listed on Schedule 3.10(a) of the Disclosure Schedules to which no material changes have been made and such standard form has been furnished to the Acquiror;

(ii)          each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii)         any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and

(iv)         any Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries, relating to a sale of the Company or any of its Subsidiaries ((i) through (iv) collectively, the “Plans”).

(b)          Each Plan referred to in Section 3.10(a) is in writing.  The Company has furnished to the Acquiror a true and complete copy of each such Plan and has delivered to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement (to the extent applicable), (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500, and (iv) the most recently received IRS determination letter for each such Plan.  Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)          None of the Plans referred to in Section 3.10(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”) or a plan defined in Section 413(c) of the Code.  None of such Plans:  (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment, triggers any acceleration of vesting or provides any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.  None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.  Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d)          Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any respect in default under or in material violation under any Plan, nor does the Company have any knowledge of any such default or material violation by any other party to any Plan.  No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.

(e)          Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified.  Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.  No fact or event has occurred since the date of such determination letter or letters from the IRS that would adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f)          There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan.  Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g)          All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.  As of the Closing Date, no Plan that is subject to Title IV of ERISA will have any “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(h)          There are no material Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i)          No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(j)          The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in compliance in all material respects with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(k)          With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have materially conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005‑1) at any time after October 3, 2004.  No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(l)          The Company is not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

(m)          Neither the Company nor any of its Subsidiaries has amended its Plans in response to COVID-19.  Neither the Company nor any of its Subsidiaries has experienced a partial plan termination as the result of any employee reductions.

(n)          Neither the Company nor any of its Subsidiaries is obligated to indemnify any party or provide any tax gross-ups with respect to taxes imposed under Section 409A or 4999 of the Code.

Section 3.11          Labor and Employment Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  There are no, and during the past three years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  There is no, and during the past three years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (including as a result of COVID-19 or COVID-19 Measures), nor is there any basis for any of the foregoing.  Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b)          The Company is and during the past three years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors; provided, that the foregoing is without limitation to the provisions of subsections (g), (h) and (i) of this Section 3.11.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)          The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment or labor.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)          Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(e)          There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.  To the knowledge of the Company, no current officer of the Company or any of its Subsidiaries currently intends, or is currently expected, to terminate his or her employment relationship with such entity promptly following the consummation of the transactions contemplated hereby.

(f)          During the last three years (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective employees in their capacities as such, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their employees.

(g)          Except as set forth on Schedule 3.11(g) of the Disclosure Schedules, since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any material action with respect to any employees of the Company or its Subsidiaries, including implementing workforce reductions, layoffs, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder or (iii) experienced any material employment-related liability.

(h)          The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate.  To the extent the Company or any of its Subsidiaries is requiring employees to perform in-person work in any locations subject to a health and safety order, the Company’s and its Subsidiaries’ requirements for in-person services meet the standards set forth in the current order in all material respects.  To the extent the Company or any of its Subsidiaries is aware of any employees that have tested positive for COVID-19, the Company or such Subsidiary has taken all necessary precautions with respect to such employee and his/her suspected close contacts required by any applicable federal, state, and local health authorities.  The Company and its Subsidiaries have also documented any work-related injury and illness in compliance in all material respects with OSHA.

(i)          Neither the officers of the Company nor any of its Subsidiaries have received any complaints or concerns (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Company’s or any of its Subsidiaries’ reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

Section 3.12          Title to, Sufficiency and Condition of Assets.

(a)          The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b)          All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.13          Real Property.

(a)          Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property.  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b)          There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.14         Intellectual Property.

(a)          Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered Marks, issued Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary.

(b)          No registered Mark identified on Schedule 3.14 of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and no such proceeding is or has been threatened with respect to any of such Marks.  No Patent identified on Schedule 3.14 of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and to the knowledge of the Company no such proceeding is or has been threatened with respect thereto any of such Patents.

(c)          The Company or its Subsidiaries exclusively own, free and clear of Encumbrances (other than Permitted Encumbrances), all Intellectual Property identified on Schedule 3.14 of the Disclosure Schedules and all other Intellectual Property owned by the Company or its Subsidiaries  (collectively, the “Business IP”).  Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s, or the relevant Subsidiaries’, ownership of any of the Business IP, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company, or the relevant Subsidiary, does not so own any of such Intellectual Property.

(d)          Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in the Business IP and has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries, except where the Company has elected to otherwise disclose such information in its reasonable business judgment.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms or, with respect to consultants or contractors of the Company or any of its Subsidiaries, agreements with substantially equivalent provisions regarding, as the case may be, the assignment of intellectual property to the Company, or the applicable Subsidiary, and confidentiality obligations, in each case, to the extent such person developed Business IP or had access to Trade Secrets of the Company.

(e)          All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14 of the Disclosure Schedules (“Company Registered IP”) are subsisting and, to the knowledge of the Company, valid and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)          The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, do not infringe, misappropriate, violate, dilute or otherwise constitute the unauthorized use of, and have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor.  None of the Business IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or its Subsidiaries.  To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g)          Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property.  Upon the consummation of the Closing, the Company’s and its Subsidiaries’ rights in the Intellectual Property used for the development, marketing and sale of the products and services of the Company and its Subsidiaries, and the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted, shall be exercisable by the Company or applicable Subsidiary to the same extent as by the Company and its Subsidiaries prior to the Closing, except where the inability to so exercise Intellectual Property licensed to the Company or any Subsidiary by a third party, individually or in the aggregate, would not be material to the business of the Company and its Subsidiaries.  No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is threatened or pending.

(h)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries except as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries.

Section 3.15         Taxes.

(a)          The Company and its Subsidiaries have duly and timely filed all income and other material Tax Returns required to be filed by or with respect to them, either separately or as a member of an Affiliated Group, under applicable Laws, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.  The Company and its Subsidiaries have made available to the Acquiror correct and complete copies of all Tax Returns for all Tax periods beginning on or after January 1, 2017.

(b)          The Company and its Subsidiaries have timely paid all income and other material Taxes, including all installments on account of Taxes for the current year, due and owing by them (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), including installments or prepayments of Taxes which are required to have been paid to any Governmental Authority pursuant to applicable law, and have timely withheld or deducted and paid over to the appropriate Governmental Authority all material Taxes that they are required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor or other third party.

(c)          The Company and its Subsidiaries have not (i) waived any statute of limitations with respect to any Taxes of the Company or its Subsidiaries or agreed to any extension of time for filing any Tax Return of the Company or its Subsidiaries (excluding, for this purpose, automatic extensions of time granted in the ordinary course) or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or its Subsidiaries, which waiver or extension of time is currently outstanding.

(d)          No Tax audits or assessments or administrative or judicial proceedings are pending or are threatened in writing with respect to the Company or its Subsidiaries, and there are no matters under discussion, audit or appeal with any Governmental Authority with respect to Taxes of the Company or its Subsidiaries.

(e)          There are no liens, other than Permitted Encumbrances, on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(f)          The Company and its Subsidiaries are not required to file Tax Returns in any jurisdictions in which they have not filed, and no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction, which claim has not been resolved.  The Company is not and has not been a resident for Tax purposes in any jurisdiction outside of the United States, and does not have, any branch, permanent establishment or other fixed place of business in any such jurisdiction.  The Company’s Subsidiaries are not and have not been a resident for Tax purposes in any jurisdiction other than their respective countries of incorporation, and do not have any branch, permanent establishment or other fixed place of business in any such jurisdiction.

(g)          Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group, (ii) has any liability for the Taxes of any Person other than itself under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, (iii) is party to or bound by and has any obligations under any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or other similar contract (other than any such contract entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes), and no Tax will arise to the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries ceasing to be a member of any Affiliated Group in connection with this Agreement, and (iv) is party to any contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of the Company or its Subsidiary.

(h)          Neither the Company nor any of its Subsidiaries have distributed stock of another Person, and has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355.

(i)          Neither the Company nor any of its Subsidiaries have engaged in any “listed transaction” within the meaning of Code sections 6111 and 6112 or any similar provisions of U.S. state or local or non-U.S. Law or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(j)          Neither the Company nor any of its Subsidiaries have requested or received a written ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority or made or filed any election, designation or similar filing with respect to Taxes of the Company.  The amount of Tax chargeable on the Company and its Subsidiaries does not depend, and has not depended, on any concession, agreement or other formal or informal arrangement with any Governmental Authority.

(k)          The Pre-Closing Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Balance Sheet, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) included in the Financial Statements and (ii) will not exceed that accrued liability as adjusted for operations and transactions (other than the transactions contemplated by this Agreement) through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(l)          Neither the Company nor any of its Subsidiaries (nor the Acquiror by reason of its ownership of the Company or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of any (i) change in method of accounting for a taxable period made prior to the Closing, (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Code section 108(i) (or any corresponding provision of state, local or non-U.S. Law) (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) of the Company or its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (viii) a COVID-19 Financial Assistance Program.

(m)          Neither the Company nor any Subsidiaries will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(n)          Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(o)          The assets of the Company and its Subsidiaries are not, and have never been, U.S. real property interests within the meaning of Code section 897.  Neither the Company nor any of its Subsidiaries is or has been a “U.S. real property holding corporation” within the meaning of Code section 897.

(p)          No Person holds Shares or Company Options that are or on issuance were non-transferable or subject to a substantial risk of forfeiture within the meaning of Code section 83 with respect to which a valid election under Code section 83(b) has not been made.

(q)          For U.S. federal, and, if applicable, state and local, income tax purposes, (i) the Company is, and has been since its formation, properly classified as a corporation that is a “C corporation” and (ii) the Company is not and has never been a partner in a partnership or a party to any arrangement that could be classified as a partnership.

(r)          Schedule 3.15(r) of the Disclosure Schedules sets forth a list of the entity classification of each Subsidiary for U.S. federal income tax purposes, and, unless otherwise noted, each entity has had such classification at all times since its incorporation or formation, as applicable.

(s)          The prices and terms for the provision of any property or services undertaken among the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws in all material respects, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(t)          Each of the Company and its Subsidiaries has duly and timely collected all material amounts on account of any Taxes, including sales, use or transfer taxes, goods and services, value added, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(u)          Each of the Company and its Subsidiaries has provided reasonable documentation or other proof of compliance with any applicable Tax incentive, Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.

(v)          All information submitted to a lender, the Small Business Administration or any other Governmental Authority by the Company or any of its Subsidiaries in connection with an application for any PPP Loan or other similar loan pursuant to the CARES Act or other similar sources of federal, state and local COVID-19 related relief was true and correct at the time of submission, including any and all certifications made by the Company or any of its Subsidiaries on any application form submitted in connection therewith.

(w)          None of the Companies nor any of the Subsidiaries has (i) deferred the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order or any COVID-19 Financial Assistance Program, or (iii) utilized available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

Section 3.16          Environmental Matters. Each of the Company and its Subsidiary (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, complaint, violation of or liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiary; and (v) has delivered to the Acquiror or made available for inspection by the Acquiror and its agents, representatives and employees all records in the possession or control of the Company or its Subsidiary concerning the Hazardous Materials activities of the Company or its Subsidiary and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or its Subsidiary conducted at the request of, or otherwise in the possession or control of the Company or its Subsidiary.  There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company or its Subsidiary which could give rise to any material liability or corrective or remedial obligation of the Company or its Subsidiary under any Environmental Laws.

Section 3.17          Material Contracts.

(a)          Except as set forth in Schedule 3.17(a) of the Disclosure Schedules (by applicable subsection referenced below in this Section 3.17(a)), neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature as of the Agreement Date (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i)          any continuing Contract (A) permitting another Person to sell, resell or take orders for the Company Products, including value added, resellers, and managed service providers, (B) pursuant to which Company or any of its Subsidiaries licenses Company Products to a Significant Customer; and (C) for the provision of products or services to the Company or any of its Subsidiaries by a Significant Supplier;

(ii)          any Contract relating to or evidencing Indebtedness;

(iii)         any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)         any Contract with any Governmental Authority;

(v)          any Contract with any Related Party of the Company or any of its Subsidiaries (except with respect to any offer letters, employment agreements, contractor agreements, and consulting agreements on the Company’s standard form of agreements (as made available to the Acquiror));

(vi)         any employment or consulting Contract, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of $150,000;

(vii)        any Contract with respect to which the Company has any outstanding liabilities to grant any severance or termination pay or benefits (in cash or otherwise) to any employee or individual consultant, or any contractor, consulting or sales agreement, contract or commitment with a firm or other organization;

(viii)       any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(ix)         any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(x)          any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $50,000 annually;

(xi)         any purchase order, contract or other commitment obligating the Company or its Subsidiary to purchase materials or services at a cost in excess of $50,000 on an annual basis or $250,000 in the aggregate;

(xii)        any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company or any of its Subsidiaries’ businesses, consistent with past practices;

(xiii)       any Contract of indemnification or guaranty by the Company or any of its Subsidiaries, but excluding provisions of indemnification or guaranty that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business, consistent with past practices, substantially in the Company’s standard form of customer agreement, and provisions of indemnification or guaranty contained in their written agreements with their services providers or vendors entered into in the ordinary course of business, consistent with past practices;

(xiv)       any Contract pursuant to which Technology or Intellectual Property is licensed to the Company or any Subsidiary, or licensed by the Company or any Subsidiary to another Person, in each case other than any (A) in-bound licenses for third party Technology or Intellectual Property licensed to the Company that is generally, commercially available Software or Technology service with a replacement cost or an aggregate annual fee, as applicable, of less than $50,000; (B) licenses to open source software; (C) non-disclosure and confidentiality agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business; (D) employee invention assignment agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (E) out-bound licenses and other Contracts with suppliers, service providers, customers and end-users entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(xv)        any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xvi)       any Contract relating to settlement of any administrative or judicial proceedings within the past three years or pursuant to which there are any material continuing obligations; and

(xvii)      any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential payable or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $250,000 over the current Contract term (except for offer letters, employment agreements, contractor agreements, and consulting agreements on the Company’s standard form of agreements (as made available to the Acquiror)), or (B) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)          Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default; provided, that the foregoing is without limitation to the provisions of subsection (c) of this Section 3.17.  The Company has delivered or made available to the Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

(c)          Neither the Company nor any of its Subsidiaries has received any written notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

Section 3.18         Affiliate Interests and Transactions. No Related Party of the Company or any of its Subsidiaries:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

Section 3.19         Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  Neither the Company nor any of its Subsidiaries has received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim is currently pending under any such policy involving an amount in excess of $10,000.  Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies, and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged.  The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.  Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 3.20          Privacy and Security.

(a)          The Company and each of its Subsidiaries complies (and, as required by Privacy Laws, requires and monitors the compliance of applicable third parties that process Personal Information on behalf of the Company or a Subsidiary) in all material respects with all applicable U.S., state, foreign and multinational Laws (including Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and the California Consumer Privacy Act) relating to privacy or data security, and binding industry standards and self-governing rules and policies and the Company’s and each of its Subsidiaries’ own published, posted and internal agreements and policies (which are in conformance with industry practice for similarly-sized companies performing similar services) (all of the foregoing collectively, “Privacy Laws”) with respect to, if and as applicable:  (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s or its Subsidiaries’ respective Websites, suppliers, clients and distributors), whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners;; (ii) spyware and adware; (iii) the procurement or placement of advertising from or with Persons and Websites to the extent required by Privacy Laws; (iv) the use of Internet searches associated with or using particular words or terms to the extent such data is Personal Information; and (v) the sending of solicited or unsolicited electronic mail messages.

(b)          The Company and its Subsidiaries post all policies with respect to the matters set forth in Section 3.20(a) on their respective Websites in conformance with and as required by Privacy Laws.

(c)          To the Company’s knowledge: (i) the advertisers and other Persons with which the Company or its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information processed on behalf of the Company (including Privacy Laws regarding spyware and adware), (ii) neither the Company nor any of its Subsidiaries serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) neither the Company nor any of its Subsidiaries has received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Company’s or any of its Subsidiaries’ respective tracking technologies.

(d)          The Company and its Subsidiaries take commercially reasonable steps designed to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all Personal Information stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, to the extent required by Privacy Laws, each of the Company and its Subsidiaries (i) uses encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that is designed to (A) identify internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implement, monitor and improve safeguards to control those risks.

(e)          To the extent applicable, each of the Company and its Subsidiaries, and each of their respective businesses, products and services, is in compliance in all material respects with and has at all times materially complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession.  Neither the Company nor any of its Subsidiaries has received written notice that it is in non-compliance with any PCI DSS standards.  The Company has never experienced a security breach involving any such cardholder data.  No written claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any of the foregoing and there have been no known incidents of breach of any of the foregoing by the Company or any of its Subsidiaries.

Section 3.21         Customers and Suppliers.

(a)          Schedule 3.21(a) of the Disclosure Schedules sets forth a true and complete list of the top 25 customers of the Company and its Subsidiaries during the 12 months ended December 31, 2020 (a “Significant Customer”).  The Company has not received any written notice pursuant to which any Significant Customer nor, to the knowledge of the Company, has any reason to believe that any Significant Customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company.  No Significant Customer has otherwise threatened in writing, or, to the knowledge of the Company, orally, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b)          Schedule 3.21(b) of the Disclosure Schedules sets forth a true and complete list of the top 25 suppliers of the Company from which the Company and its Subsidiaries ordered products or services during the 12 months ended December 31, 2020 (a “Significant Supplier”).  The Company has not received any written notice nor, to the knowledge of the Company, has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Significant Supplier, or that any such Significant Supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.  No Significant Supplier has otherwise threatened in writing, or, to the knowledge of the Company, orally, to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22         Bank Accounts, Letters of Credit and Powers of Attorney. Schedule 3.22 of the Disclosure Schedules lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company or its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or such Subsidiary.  The Company has heretofore delivered to the Acquiror true, correct and complete copies of each letter of credit and each power of attorney described in Schedule 3.22 of the Disclosure Schedules.

Section 3.23         Warranties to Customers. There is no claim, action, suit, investigation or proceeding pending against the Company or any of its Subsidiaries, or, threatened, relating to alleged defects in the Company Products or the failure of any such Company Product to substantially conform to agreed-upon specifications, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, and, to the knowledge of the Company, there is no basis for any of the foregoing.

Section 3.24         Brokers. Except for J.P. Morgan Securities LLC (“JPM”), the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has furnished to the Acquiror a complete and correct copy of all agreements between the Company and JPM pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, THE ACQUIROR AND SUB

Parent, the Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1          Organization. Each of Parent, the Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2          Authority. Each of Parent, the Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent, the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Parent, the Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent, the Acquiror and Sub and by the Acquiror as the sole stockholder of Sub.  No other corporate proceedings on the part of Parent, the Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent, the Acquiror or Sub will be a party will have been, duly executed and delivered by Parent, the Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent, the Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Parent, the Acquiror and Sub, as applicable, enforceable against Parent, the Acquiror and Sub, as applicable, in accordance with their respective terms except as limited by the Bankruptcy and Equity Exceptions.

Section 4.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by each of Parent, the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)          conflict with or violate the certificate of incorporation or bylaws of Parent, the Acquiror or Sub;

(ii)          conflict with or violate any Law applicable to Parent, the Acquiror or Sub; or

(iii)         result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Parent, the Acquiror or Sub is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Parent, the Acquiror or Sub to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)          Neither Parent, the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent, the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, or in order to prevent the termination of any right, privilege, license or qualification of Parent, the Acquiror and Sub, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4          SEC Filings.

(a)          All reports, schedules, forms, registration statements and other documents (and any amendments or supplements thereto) required to be filed by Parent with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2020, as amended prior to the Agreement Date (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8‑K, collectively, the “Parent SEC Documents”), have been filed and complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Exchange Act applicable to such Parent SEC Documents.  Parent SEC Documents, when read together, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to Parent SEC Documents.

(b)          The consolidated financial statements of Parent included or incorporated by reference in Parent SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

Section 4.5          Issuance of Share Consideration. The Share Consideration being delivered by Parent hereunder is and shall be duly authorized and validly issued, fully paid and nonassessable.  Following the issuance of the Share Consideration pursuant to Section 2.11, the Stockholders, holders of Vested Option and holders of In-the-Money Warrants shall acquire good, valid and marketable title to the Share Consideration, free and clear of any Encumbrance other than Encumbrances created by the Stockholders, holders of Vested Option and holders of In-the-Money Warrants or the Company or applicable securities Laws.  The Share Consideration will be issued in compliance in all material respects with all applicable federal and state securities Laws, other than Laws imposed on the Stockholders, holders of Vested Option and holders of In-the-Money Warrants.

Section 4.6          Brokers. Except for Goldman Sachs & Co. LLC, the fees of which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, the Acquiror or Sub.

Section 4.7          Litigation. (a) There is no material Action pending (or, to the knowledge of Parent, the Acquiror or Sub, being threatened) against Parent or Sub or (b) any Action that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.8          WKSI. Parent is a “well-known seasoned issuer” as such term is defined under Rule 405 under the Securities Act.

ARTICLE V
COVENANTS

Section 5.1          Stockholder Consent and Agreement. Within six hours after the execution of this Agreement, the Company shall deliver to the Acquiror the Stockholder Consent and Agreement executed by the Requisite Holders.

Section 5.2          Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 5, 2020 between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing.  If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.3          Registration Rights.

(a)          Within two Business Days after the Closing (the “Filing Date”), Parent shall file a registration statement on Form S-3 (which shall be an automatic shelf registration statement that is effective automatically upon filing such registration statement with the SEC) (the “Form S-3”) with respect to the resale of the Share Consideration.  Without limiting the obligations of Parent in the preceding sentence (which, if not complied with, shall be a breach of covenant by Parent), if the Form S-3 is not automatically effective on the Filing Date, Parent shall use commercially reasonable efforts to ensure that the Form S-3 is declared effective under the Securities Act as soon as practicable thereafter and promptly notify the Stockholder Representative that the Form S-3 has been declared effective.  Once the Form S-3 is declared effective (or upon filing of the Form S-3, in the case of an automatic shelf registration statement that is effective automatically upon filing), Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Form S-3, such supplements to the prospectus in the Form S-3, and such replacement registration statements on the Form S-3, as may be reasonably requested by the Stockholder Representative (at the direction of the Advisory Group) or as may be required by the rules, regulations or instructions applicable to the Form S-3 or by the Securities Act or rules and regulations thereunder to keep the Form S-3 effective for the resale of the Share Consideration, until all Registrable Securities registered thereunder have ceased to be Registrable Securities.

(b)          In connection with the Form S-3, Parent shall (i) pay all costs and expenses in connection with such registration including all registration and filing fees, expenses of any audits incident to or required by any such registration, fees and expenses of complying with securities and “blue sky” laws, printing expenses and fees and expenses of Parent’s counsel and accountants and Financial Industry Regulatory Authority, Inc. filing fees (if any) (other than underwriting discounts and commissions and the costs of any counsel of a Stockholder, or holder of In-the-Money Warrants or the Stockholder Representative), (ii) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resale of the Share Consideration, (iii) furnish to the Stockholder Representative such number of copies of a prospectus and any supplement thereto (in each case including all exhibits and documents incorporated by reference therein) conforming to the requirements of the Securities Act (it being understood that public filing on EDGAR shall be sufficient to satisfy this requirement), and such other documents as the Stockholder Representative may reasonably request in order to facilitate the disposition of the Share Consideration, (iv) notify the Stockholder Representative of any request by the SEC that Parent amend or supplement such registration statement or prospectus or the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose (and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued), (v) cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to the Stockholders, and holders of In-the-Money Warrants, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, (vi) take such further action as reasonably requested from time to time by the Stockholder Representative (at the direction of the Advisory Group), to the extent required to enable the Stockholders and holders of In-the-Money Warrants to sell the Share Consideration under the Form S-3 or pursuant to an exemption provided under the Securities Act (including using its reasonable efforts to (X) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such U.S. state jurisdictions as the Stockholder Representative (at the direction of the Advisory Group) reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Stockholders and holders of In-the-Money Warrants to consummate the disposition in such U.S. state jurisdictions of the Registrable Securities; provided, that Parent shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5.3(b), and (Y) cooperate with the Stockholders and holders of In-the-Money Warrants to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Form S-3 or Rule 144 (in the discretion of the applicable Stockholder or holder of In-the-Money Warrants) free of any restrictive legends and representing such number of shares of Parent Common Stock and registered in the names of the Stockholders and holders of In-the-Money Warrants; provided, that Parent may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System); provided, further, that Parent’s obligations under subclause (Y) with respect to a Stockholder or holder of In-the-Money Warrants shall be conditioned on such Stockholder or holder of In-the-Money Warrants, as applicable (or, if applicable, their limited partners that receive shares of Parent Common Stock), delivering to Parent a certificate supporting the removal of any restrictive legends in the form attached hereto as Exhibit J, and (vii) indemnify and hold harmless the Stockholders, holders of In-the-Money Warrants, each underwriter, broker or any other Person acting on behalf of the Stockholders, holders of In-the-Money Warrants and each other Person, if any, who controls any of the foregoing Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by Law, from and against any and all Losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise caused by, arising from or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in any such registration statement or prospectus or any amendment thereof or supplement thereto relating to the Share Consideration, except insofar as such Losses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Parent by the Stockholders, holders of Vested Options and holders of In-the-Money Warrants expressly for use therein (provided, that the provisions set forth in Section 6.4 shall apply to any indemnification under this Section 5.3(b) mutatis mutandis).

(c)          The Form S-3 (or any prospectus or prospectus supplement forming a part of such Form S-3), as initially filed, shall include the Registrable Securities of all Stockholders or holders of In-the-Money Warrants from whom Parent has received a completed Investor Questionnaire on or before the first Business Day prior to the Agreement Date and allow for distributions by such Stockholders or holders of In-the-Money Warrants to Fund Transferees under the Form S-3.  On a date requested by the Stockholder Representative (at the direction of the Advisory Group) in writing (so long as such date is at least 10 Business Days after such request), Parent shall use commercially reasonable efforts to file an amendment or supplement, as appropriate, to the Form S-3 (and any prospectus or prospectus supplement forming a part of such Form S-3) to include the Registrable Securities of (i) any Stockholders or holders of In-the-Money Warrants who deliver Investor Questionnaires on or after the first Business Day prior to the Closing Date or (ii) any Permitted Transferees to the extent such filing is required in order to permit the Permitted Transferees to offer and sell the Registrable Securities received by the Permitted Transferees in the Permitted Transfer pursuant to the Form S-3.  Parent further agrees to provide in the Form S-3 (and in any prospectus or prospectus supplement forming a part of such Form S-3) that all Permitted Transferees shall, by virtue of receiving Registrable Securities in a Permitted Transfer, be deemed to be selling stockholders under the Form S-3 (or any such prospectus or prospectus supplement) with respect to the Registrable Securities received by such Permitted Transferees in such Permitted Transfers.  Parent shall only be required to file three such amendments or supplements.  Parent shall include disclosure in the plan of distribution in the Form S-3 (and any prospectus or prospectus supplement forming a part of such Form S-3) that Permitted Transfers to Fund Transferees will be transfers covered by the Form S-3.

(d)          Parent shall notify the Stockholder Representative promptly upon discovery that the Form S-3 or any supplement to any prospectus forming a part of the Form S-3 contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made.

Section 5.4          Tax Matters.

(a)          Cooperation and Assistance.  Each of Parent, the Acquiror, the Company, the Stockholders, holders of Vested Options, holders of In-the-Money Warrants and the Stockholder Representative shall provide the other parties, at such party’s sole cost and expense, with such cooperation and assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any Action relating to Taxes with respect to Pre-Closing Tax Periods.  Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no obligation to prepare or file any Tax Returns.

(b)          Straddle Period.  For any Straddle Period, Taxes shall be allocated to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, business and occupation, income, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date (unless otherwise required by applicable Tax Law); provided that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in clause (ii) below, and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  For purposes of a Tax that is imposed as a result of the application of any rule under Subpart F of Subchapter N of the Code, the taxable period shall be assumed to end on the Closing Date using a “closing of the books” method.

(c)          Transfer Taxes.  All transfer, documentary, sales, use, stamp, recording, property, registration and similar Taxes and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by the Stockholders, holders of Vested Options and holders of In-the-Money Warrants as a Transaction Expense, on the one hand, and 50% by the Acquiror, on the other hand.  The party customarily responsible under applicable Law shall timely file any Tax Return with respect to such Transfer Taxes and the non-filing party (or, in the case of the Stockholders, the Stockholder Representative) will cooperate in the preparation and execution of any such Tax Returns and other documentation.  The parties hereto shall reasonably cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns.

(d)          Tax Returns.  The Acquiror shall prepare or cause to be prepared, consistent with past practice except as otherwise required by applicable law, and file or caused to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  The Acquiror shall provide such Tax Returns that are income Tax Returns to the Stockholder Representative at least thirty (30) days before filing (including extensions), and any such Tax Returns that are non-income Tax Returns to the Stockholder Representative at least fifteen (15) days before filing (including extensions), in each case, for review and comment.  The Acquiror shall consider in good faith any reasonable and timely comments made by the Stockholder Representative.

(e)          Post-Closing Tax Covenant.  Without the consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not, except as otherwise required by law or contemplated by this Agreement, amend any Tax Return or election made in connection with such Tax Return with respect to the Company or any of its Subsidiaries for any Tax period ending on or before the Closing date, or change any method of accounting for Tax purposes or Tax accounting period with respect to any Tax period or portion thereof ending on or before the Closing Date that would reasonably be expected to give rise to a claim against the Stockholders for indemnification of Indemnified Taxes.  Notwithstanding anything to the contrary in the foregoing, the Acquiror shall be entitled to take such actions as reasonably necessary to remediate any Tax compliance, reporting, filing, withholding, payment or similar deficiencies of the Company with respect to the matters set forth on Schedule 6.2(f) of the Disclosure Schedules; provided, however, that, prior to contacting a Tax authority to make a voluntary correction or amendment of any Tax Return relating to Taxes with respect to Pre-Closing Tax Periods or initiate participation in a voluntary disclosure agreement or similar program (“VDA”), the Acquiror shall notify the Stockholder Representative and consider in good faith any comments by the Stockholder Representative with respect to the proposed action(s).  If the Stockholder Representative does not consent, and is not deemed to have consented pursuant to the following sentence, to such proposed action with respect to the matters set forth on Schedule 6.2(f) of the Disclosure Schedules (and such failure to consent was not unreasonable or due to an unreasonable delay or condition), then neither the Taxes paid in connection with such correction nor any out-of-pocket costs of correcting such practice shall be deemed to be Indemnified Taxes or other Tax liabilities indemnifiable pursuant to Section 6.2(a) or Section 6.2(f).  The Stockholder Representative shall be deemed to have consented to a proposed action with respect to the matters set forth on Schedule 6.2(f) of the Disclosure Schedules if the Acquiror has received written advice, from an independent Tax advisor, that such action is necessary to cause the Company’s Tax Returns to comply with applicable Tax law (determined on a “more likely than not” basis).  Any participation in such a VDA proceeding will be a Tax Contest subject to Section 5.4(g).

(f)          Refunds.  The Stockholders shall be entitled to receive any Tax refund received after the Closing Date received by the Acquiror, the Company or any of their Affiliates with respect to Pre-Closing Taxes.  The Acquiror shall pay over such Tax refund to the Exchange Agent for distribution to the Stockholders promptly upon receipt, net of any Taxes and out of pocket expenses associated with the receipt of the Tax refund.

(g)          Tax Contests.  The Acquiror shall notify the Stockholder Representative within fifteen (15) days of either its receipt of any notice of any U.S. or non-U.S. federal, state or local Action or other proceedings relating to Taxes or Tax Returns of the Company or its Subsidiaries for Pre-Closing Tax Periods (any such proceedings, a “Tax Contest”); provided, that the failure of the Acquiror to give such notice shall not release, waive or otherwise affect the Stockholder Representative’s obligations with respect to this Agreement.  The Acquiror shall have the right to control any such Tax Contest and to employ counsel of its choice; provided, however, (i) the Stockholder Representative shall have the right to participate in any such Tax Contest, at the expense of the Stockholders and (ii) the Acquiror shall keep the Stockholder Representative reasonably informed of the status of such Tax Contest (including providing the Stockholder Representative with copies of all written correspondence regarding such Tax Contest).  The Acquiror shall not settle or compromise any Tax Contest without the consent of the Stockholder Representative (not to be unreasonably withheld, conditioned or delayed).  The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other party (including indemnity obligations hereunder).

(h)          Termination of Tax Sharing Agreements.  Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements, Tax receivable agreements or similar agreements to which the Company or its Subsidiary is a party or has any liability (other than commercial agreements the primary purpose of which is not the sharing of Taxes) shall, prior to the Closing, be cancelled without any consideration or further liability to any party.

Section 5.5          Employee Obligations.

(a)          For a period commencing upon the Closing Date and continuing through the first anniversary of the Closing Date, the Acquiror shall, or shall cause its Subsidiaries to, provide to each employee of the Company or its Subsidiaries who continues to be employed by the Company or its Subsidiaries following the Closing Date (the “Continuing Employees”) (i) base salary or base rate of pay, and cash-based incentive compensation opportunity (other than equity-based compensation, change of control and retention benefits) that is not less than that received by the Continuing Employees immediately prior to the Closing Date, and (ii) employee benefits that are substantially comparable in the aggregate to the benefits (other than equity-based compensation, change of control, retention, defined benefit pension and post-employment welfare benefits) provided to similarly situated employees of the Acquiror and its Subsidiaries.

(b)          For all purposes under the employee benefit plans of the Acquiror, the Company or any of their Subsidiaries, the Acquiror shall use commercially reasonable efforts to cause each Continuing Employee to be credited with his or her years of service with the Company and its Subsidiaries before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under the corresponding employee benefit plan, except (x) for purposes of benefit accrual under defined benefit plans, (y) for any purpose where service credit for the applicable period is not provided to participants generally, and (z) to the extent such credit would result in a duplication of accrual of benefits.

(c)          With respect to any benefit plan maintained by the Acquiror or an Affiliate of the Acquiror in which Continuing Employees are eligible to participate, the Acquiror shall also use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the group health plans of the Company or any of its Subsidiaries prior to the Closing and (ii) provide each Continuing Employee with credit for any copayments and deductibles paid prior to the Closing in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan.  Where applicable, and automatically applicable if required by applicable Law, the Acquiror shall use commercially reasonable efforts to credit or cause to be credited each Continuing Employee’s length of service with the Company or any of its Subsidiaries for purposes of eligibility, vesting and for purposes of future vacation and sick day accruals and determining severance amounts under the Acquiror’s employee benefit plans to the same extent and for the same purpose as such service was recognized under the analogous Company benefit plan; provided, however, that such service shall not be recognized to the extent that it would result in a duplication of benefits.

(d)          Nothing in this Section 5.5 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any employee benefit plan, (ii) create a right in any Continuing Employee to employment with the Acquiror, the Company or their respective Affiliates, (iii) limit the right of the Acquiror, the Company or their respective Affiliates to terminate any employee at any time for any reason or no reason, (iv) modify the “at-will” employment relationship with any employees of the Company or any of their Subsidiaries or (v) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Acquiror or the Company or their respective Affiliates or under any benefit plan which the Acquiror, the Company or their respective Affiliates may at any time maintain, sponsor or incur any liability.

(e)          The Company agrees and acknowledges that (i) prior to the date hereof, the Company has obtained for the benefit of the pre-Closing directors and officers a so-called “tail” policy (the “D&O Tail”) for the six (6)-year period following the Closing Date covering acts or omissions occurring on or before the Effective Time with respect to those Persons who are currently covered by the directors’ and officers’ liability insurance policies, on terms with respect to such coverage and amounts at least as favorable to such Persons as those of such policies in effect on the date hereof and (ii) the costs and expenses of the D&O Tail shall be a Transaction Expense.

(f)          For at least six years following the Closing, the Surviving Corporation and its Subsidiaries will not amend the rights to exculpation, indemnification, and advancement of expenses now existing in their respective certificate of incorporation or bylaws or similar organizational documents in a manner materially adverse to the officers and directors of the Surviving Corporation and its Subsidiaries.

(g)          If Parent, the Acquiror, the Surviving Corporation, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of their assets to any Person or (iii) ceases to exist for any reason, then, in each such case, to the extent necessary, Parent shall cause the proper provision to be made so that the successors and assigns of Parent, the Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in Section 5.5(e) and Section 5.5(f).

ARTICLE VI
INDEMNIFICATION

Section 6.1          Survival.

(a)          The representations and warranties of the Company, Parent, the Acquiror and Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first anniversary of the Closing Date; provided, however, that:

(i)          the representations and warranties set forth in Sections 3.1(a) and 3.1(b) and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to capitalization, Section 3.5 relating to equity interests, Sections 3.24, 4.6 relating to broker’s fees and finder’s fees and Section 4.8 related to WKSI status (Sections 3.1(a), 3.1(b), 3.2, 3.4, 3.5, 3.24, 4.1, 4.2, 4.6 and 4.8 are collectively referred to herein as the “Fundamental Representations”), and for any breach of any representation in the case of Fraud, shall all survive the Closing until the third anniversary of the Closing Date; and

(ii)          the representations and warranties set forth in Section 3.15 relating to Taxes shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)          The respective covenants and agreements of the Company, the Stockholder Representative, Parent, the Acquiror and Sub contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the covenants and agreements set forth in Section 5.4 shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver mitigation or extension thereof).

(c)          None of the Seller Indemnifying Parties, Parent, the Acquiror or Sub shall have any liability with respect to any representations, warranties, covenants or agreements unless written notice of an actual or threatened claim is given to the other party prior to the expiration of the survival period set forth in this Section 6.1, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.  For purposes of this Section 6.1, “applicable statute of limitations” means, with respect to any particular representation, warranty, covenant or agreement, the longest limitation period that may apply (under any Law) to any claim or action (asserted or brought by any Indemnified Party against any Seller Indemnifying Party, by any party against the Seller Indemnifying Parties or by or against any other Person) that relates in any way to such representation, warranty, covenant or agreement or that constitutes, gives rise to or relates in any way to any actual or alleged inaccuracy in or breach of such representation, warranty, covenant or agreement.  For the avoidance of doubt, where any survival period that extends beyond the expiration of the survival period set forth in Section 6.1(a) or Section 6.1(b) (including any “applicable statute of limitations” survival period) would otherwise be limited by 10 Del. C. § 8106(a), the parties intend that 10 Del. C. § 8106(a) shall not be given effect and 10 Del. C. § 8106(c) shall apply.

Section 6.2          Indemnification by the Seller Indemnifying Parties.  From and after the Closing, the Stockholders, holders of Vested Options and holders of In-the-Money Warrants (the “Seller Indemnifying Parties”), shall, severally and not jointly in accordance with their respective (i) Pro Rata Shares for Losses recovered from the Indemnity Escrow Fund or Special Indemnity Escrow Fund and (ii) Indemnity Pro Rata Shares for all other Losses, save, defend, indemnify and hold harmless Parent, the Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of foregoing for, any and all losses, damages (other than punitive damages except to the extent payable to a third-party), liabilities, deficiencies, interest, awards, judgments, penalties, costs and out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing to the extent as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement (without giving effect to any limitations or qualifications with respect to materiality or Material Adverse Effect);

(b)          any breach of any covenant or agreement by the Company contained in this Agreement or any Ancillary Agreement;

(c)          any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(d)          any Indemnified Taxes;

(e)          any Fraud by the Company; and

(f)          the matters described on Schedule 6.2(f) of the Disclosure Schedules.

Section 6.3          Indemnification by the Acquiror. The Acquiror (the “Acquiror Indemnifying Parties”) shall save, defend, indemnify and hold harmless the Stockholders, holders of Vested Options, holders of In-the-Money Warrants and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing to the extent as a result of, arising out of or relating to:

(a)          any breach of any representation or warranty made by Parent, the Acquiror or Sub contained in this Agreement or any Ancillary Agreement (without giving effect to any limitations or qualifications as to materiality); or

(b)          any breach of any covenant or agreement by Parent, the Acquiror or Sub contained in this Agreement or any Ancillary Agreement.

Section 6.4          Procedures.

(a)          A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person (other than a party hereto) against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Stockholder Representative, on behalf of the Seller Indemnifying Parties, or to the Acquiror, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)          The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy) at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any claim (i) for equitable or injunctive relief, (ii) that would impose criminal liability or damages, (iii) that involves a material customer or supplier of the Indemnified Party or (iv) if the Indemnified Party reasonably determines that the Losses that it may incur arising from or related to any claim could reasonably be expected to exceed the General Cap or the Indemnification Cap, as applicable, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 6.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (D) requires the consent of the carrier of the R&W Insurance Policy under the terms of the R&W Insurance Policy.  If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnified Party assumes the defense of, or otherwise has the right to control any Third Party Claim, the Indemnified Party shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, such written consent not to be unreasonably withheld, conditioned or delayed.

(c)          An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VI, provided, however, in all cases a Claim Notice must be delivered prior to the end of the respective survival period for such matter as set forth in Section 6.1.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d)          The indemnification required hereunder (i) by a Seller Indemnifying Party shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund if applicable) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, within five Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party and (ii) by an Acquiror Indemnifying Party shall be made by prompt payment by the Acquiror of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, within five Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party.

(e)          The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)          Notwithstanding the provisions of Section 7.11, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 6.5          Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)          an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 6.2(a) or Section 6.3(a), as the case may be, unless and until (A) the indemnifiable Losses which may be recovered from the Indemnifying Party with respect to a single claim (treating all related claims as a single claim) equals or exceeds $50,000 (any claim that does not equal or exceed $50,000, a “De Minimis Claim”), in which case the Indemnifying Party shall, subject to the other limitation contained herein, be liable for the full amount of such Losses from the first dollar thereof and (B) the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party pursuant to Section 6.2(a) or Section 6.3(a), as the case may be, equals or exceeds $2,500,000 (the “Basket”), in which case the Indemnifying Party shall, subject to the other limitation contained herein, be liable for the full amount of such Losses in excess of the Basket; provided, however, any De Minimis Claim shall not be credited toward satisfying the Basket;

(b)          the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 6.2(a) or Section 6.3(a), as the case may be, shall be an amount equal to $2,500,000 (the “General Cap”); provided, that the Basket and the General Cap shall not apply to Losses arising out of, or relating to the breach of, any Fundamental Representation, any representation or warranty contained in Section 3.15, or to any breach of a representation or warranty in the event of Fraud with respect to such representation or warranty;

(c)          the maximum aggregate amount of indemnifiable Losses that may be recovered from an Indemnifying Party, together with any amounts paid directly by the Seller Indemnifying Parties under Section 2.14(f), shall be the Merger Consideration (the “Indemnification Cap”); provided, that in the case of any Seller Indemnifying Party the maximum aggregate amount of indemnifiable Losses that may be recovered from such Seller Indemnifying Party, together with any amounts paid directly by the Seller Indemnifying Parties under Section 2.14(f), will be the portion of the Merger Consideration actually received by such Seller Indemnifying Party; provided, however, that the Indemnification Cap shall not apply to Losses arising out of, or related to, Fraud actually committed by such Seller Indemnifying Party; provided, further, that for purposes of this Section 6.5(c) the value actually received by a Seller Indemnifying Party in respect of (i) any share of Parent Common Stock issued as the Merger Consideration shall be the Parent Closing Share Value for each such share and (ii) any Converted Vested Option shall be the Parent Closing Share Value minus the applicable exercise price for such Converted Vested Option after such conversion;

(d)          the Seller Indemnifying Parties shall not be obligated to indemnify Parent, the Acquiror or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was specifically taken into account in calculating the Net Adjustment Amount;

(e)          any Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VI shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party from third parties in respect of the applicable Losses incurred by such Indemnified Party, net of the out-of-pocket costs and expenses reasonably incurred in pursuing or obtaining such insurance proceeds (excluding any premiums paid in connection with the R&W Insurance Policy), and net of any deductibles attributable to such claim or increases in premiums; and

(f)          except with respect to claims of Fraud, Parent and the Acquiror acknowledge and agree that to the extent a claim arises out of facts and circumstances that would give rise to a claim for indemnification under Section 6.2(a), or could also be characterized as a claim arising under Section 6.2(a), Parent and the Acquiror shall (i) first, seek to recover Losses from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, (ii) second, if the Retention on the R&W Insurance Policy has been satisfied, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, and (iii) third, to the extent not recovered under the R&W Insurance Policy, seek to recover any Losses directly from the Seller Indemnifying Parties.

Section 6.6          Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, Parent and the Acquiror expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Parent, the Acquiror or any of their respective Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.  In furtherance of the foregoing, the Seller Indemnifying Parties agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by Company herein, the Seller Indemnifying Parties shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of Parent, the Acquiror or any of their respective Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of Parent, the Acquiror or any of their respective Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

Section 6.7          R&W Insurance Policy and Indemnity Escrow Fund.

(a)          Parent, the Acquiror, the Company and the Seller Indemnifying Parties acknowledge and agree that, (A) with respect to any indemnification claim under Section 6.2(a) or Section 6.2(d) with respect to Pre-Closing Taxes, in each case, other than with respect to Fraud (subject to the limitations elsewhere in this Article VI), Parent and the Acquiror shall (i) first, seek to recover Losses from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, (ii) second, if the Retention on the R&W Insurance Policy has been satisfied, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, and (iii) third, to the extent not recovered under the R&W Insurance Policy, seek to recover any Losses directly from the Seller Indemnifying Parties and (B) solely with respect to any indemnification claims under Section 6.2(f) or claims under Section 6.2(a) to the extent arising out of breaches of representations and warranties for any sales and use Tax and other similar Tax liabilities, Parent and the Acquiror shall (i) first, seek to recover Losses from the Special Indemnity Escrow Fund and (ii) thereafter, seek to recover any Losses directly from the Seller Indemnifying Parties.  Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the right of Parent and the Acquiror to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact the rights of Parent and the Acquiror under the R&W Insurance Policy.

(b)          To the extent any amounts remain in the Indemnity Escrow Fund on the date that is 12 months after the Closing Date, the Acquiror and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent to release from the Indemnity Escrow Fund an amount equal to the then-remaining balance of the Indemnity Escrow Fund less an amount necessary to satisfy any claims of Parent and the Acquiror in respect of claims for indemnification pursuant to Section 6.2 that remain unresolved as of such date.

(c)          To the extent any amounts remain in the Special Indemnity Escrow Fund on the date that is 18 months after the Closing Date, the Acquiror and the Stockholder Representative shall deliver joint written instructions to the Escrow Agent to release from the Special Indemnity Escrow Fund an amount equal to the then-remaining balance of the Special Indemnity Escrow Fund less an amount necessary to satisfy any claims of Parent and the Acquiror in respect of claims for indemnification pursuant to Section 6.2(f) that remain unresolved as of such date.

Section 6.8          Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, from and after the Effective Time, the rights provided in this Article VI shall constitute the sole and exclusive remedy with respect to any Losses suffered in connection with or arising from this Agreement or any certificate or instrument delivered by the Company pursuant to this Agreement (including, in each case, any breach of any covenant or any breach of any representation or warranty) or otherwise in connection with the transactions contemplated hereby and thereby, except for (a) actions for specific performance, injunctive relief or other equitable relief pursuant to Section 7.13 or (b) matters to be resolved pursuant to the dispute resolution provisions set forth in Section 2.14.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1          Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 7.2          Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the Acquiror and the Company; or (ii) by the Acquiror, if the Company fails to deliver to the Acquiror as described in Section 5.1 within six hours after the execution of this Agreement the Stockholder Consent and Agreement executed by the Requisite Holders.  In the event of termination of this Agreement as provided in this Section 7.2, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.24 and Section 4.6 relating to broker’s fees and finder’s fees, Section 5.2 relating to confidentiality, Section 7.1 relating to fees and expenses, Section 7.6 relating to notices, Section 7.9 relating to third-party beneficiaries, Section 7.10 relating to governing law, Section 7.11 relating to submission to jurisdiction and this Section 7.2 and (b) no such termination shall relieve either party from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3          Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.4          Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 7.5          Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 7.6          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via e-mail or facsimile:

(a)	if to Parent, the Acquiror, Sub or the Surviving Corporation, to:

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention: Bryan Menar, Chief Financial Officer
E-mail: bryan_menar@partech.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:  Eduardo Gallardo
E-mail:  EGallardo@gibsondunn.com

and

PAR Technology Corporation
8383 Seneca Turnpike
New Hartford, NY 13413
Attention: Cathy A. King, Vice President & General Counsel
E-mail: cathy_king@partech.com

(b)	if to Company, to:

Punchh Inc.
1875 S. Grant Street, Suite 810
San Mateo, California 94402
Attention:  Shyam Rao, Chief Executive Officer
E-mail:   shyam@punchh.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:  Kris Withrow
Scott Behar
E-mail:  kwithrow@fenwick.com
sbehar@fenwick.com

(c)	if to the Stockholder Representative, to:

Fortis Advisors LLC
Attention: Notices Department (Project Prism)
E-mail: notices@fortisrep.com
Facsimile No.: (858) 408-1843

Section 7.7          Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 7.8          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 7.9          No Third-Party Beneficiaries. Except as provided in Article VI and Sections 5.5(e), (f) and (g), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.10          Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 7.11          Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware or, in the event, but only in the event that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United State District Court for the District of Delaware (the “Chosen Courts”).  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.  Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.14 shall be resolved by the Independent Accounting Firm as provided therein.

Section 7.12          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Parent, the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Parent, the Acquiror or Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided, further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 7.13          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 7.14          Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 7.15          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.16          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.17          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 7.18          Conflict of Interest. Each of the parties acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, officers, employees and Affiliates that Fenwick & West LLP (“Fenwick”) has acted as counsel for the Company in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.  If the Stockholder Representative so desires, acting on behalf of the Stockholders, holders of Vested Options and holders of In-the-Money Warrants and without the need for any consent or waiver by the Company, Parent or the Acquiror, Fenwick shall be permitted to represent the Stockholders, holders of Vested Options and holders of In-the-Money Warrants after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Stockholders, the holders of Vested Options and holders of In-the-Money Warrants, any of their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Acquiror, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Fenwick, unless and to the extent Fenwick is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Stockholders or the Stockholder Representative consents in writing at the time to such engagement.  Any such representation of the Company by Fenwick after the Closing shall not affect the foregoing provisions hereof.

Section 7.19          Attorney-Client Privilege. The attorney-client privilege of the Company solely to extent related to the negotiation of the transactions contemplated hereby shall be deemed to be the right of the Stockholders and not that of the Surviving Corporation, following the Closing, and may be waived only by the Stockholder Representative.  Notwithstanding the foregoing or anything to the contrary, Fenwick’s obligations of confidentiality and fiduciary duty to the Company regarding matters unrelated to the transactions contemplated hereby shall remain in effect after the Closing.

Section 7.20          No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, any Ancillary Agreement or any certificate delivered hereunder, no party nor any other Person makes any other representation or warranty, express or implied, either written or oral, at law or in equity, including any representation or warranty as to the accuracy or completeness of any information furnished or made available (including any information, documents or material made available in a virtual data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success, or any representation or warranty arising from statute or otherwise in applicable law.

Section 7.21          Non-Reliance. Parent and the Acquiror have conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and its Representatives.  In entering into this Agreement, each of Parent and the Acquiror acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its representatives (except the representations and warranties contained in Article III or in any certificate or other agreement provided pursuant to this Agreement or in any Ancillary Agreement).  Except for the representations and warranties contained in Article III, any Ancillary Agreement or any certificate delivered hereunder, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, written or oral, is made or shall be deemed to have been made by or on behalf of the Company to Parent, the Acquiror or Sub in connection with this Agreement, and each of Acquiror, Parent and Sub hereby expressly disclaims reliance upon any such representation or warranty.

Section 7.22          Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 7.23          Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 7.24          No Presumption Against Drafting Party. Each of Parent, the Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAR TECHNOLOGY CORPORATION

By:	/s/ Savneet Singh
Name: Savneet Singh
Title: Chief Executive Officer & President

PARTECH, INC.

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

SLIVER MERGER SUB, INC.

By:	/s/ Bryan A. Menar
Name: Bryan A. Menar
Title: Vice President and Treasurer

PUNCHH INC.

By:	/s/ Shyam Rao
Name: Shyam Rao
Title: Chief Executive Officer

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Signature Page to Agreement and Plan of Merger